As filed with the Securities and Exchange Commission on November 4, 1999
                                            Registration Statement No. 333-76243
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                  TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             STEWART FINANCE COMPANY
                 (Name of small business issuer in its charter)

           GEORGIA                               6141                           58-158374
(State or other jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)        Classification Code Number)        Identification Number)

                                610 SIBLEY AVENUE
                           UNION POINT, GEORGIA 30669
                                 (706) 486-4163
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         JOHN B. STEWART, JR., PRESIDENT
                             STEWART FINANCE COMPANY
                                610 SIBLEY AVENUE
                            UNION POINT, GEORGIA 30669
                                  (706) 486-4163
                     (Name, address, including zip code, and
                      telephone number, including area code,
                              of agent for service)
                                  copies of all
                                correspondence to:
                                ALLISON WADE, ESQ.
                             STANLEY H. POLLOCK, ESQ.
                               HOLLAND & KNIGHT LLP
                   1201 WEST PEACHTREE STREET, N.E., SUITE 2000
                              ATLANTA, GEORGIA 30309
                                  (404) 817-8500

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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

================================================================================================================================

                                                                           Proposed            Proposed
                                                                           Maximum              Maximum           Amount of
             TITLE OF EACH CLASS OF                  Amount to be       Offering Price         Aggregate        Registration
          SECURITIES TO BE REGISTERED                 Registered          Per Share         Offering Price         Fee(1)
--------------------------------------------------------------------------------------------------------------------------------
Senior Demand Notes.............................     $    921,824            N/A             $    921,824           $ 256
--------------------------------------------------------------------------------------------------------------------------------
Subordinated Debentures.........................     $ 12,421,245            N/A             $ 12,421,245          $3,453
--------------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock, par value $0.001 per share       33,475 shares    $100             $  3,347,500           $ 931
================================================================================================================================


(1)   Of the $4,640 registration fee, $4,609 was previously paid.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                             STEWART FINANCE COMPANY

                                RESCISSION OFFER

        SENIOR DEMAND NOTES IN THE AGGREGATE PRINCIPAL AMOUNT OF $921,824

    SUBORDINATED DEBENTURES IN THE AGGREGATE PRINCIPAL AMOUNT OF $12,421,245

                    33,475 SHARES OF SERIES A PREFERRED STOCK

      Stewart Finance Company is offering to eligible purchasers of the securities listed above the opportunity to rescind or void their purchase of these securities. This rescission offer is being made only to persons who purchased their securities from Stewart Finance Company by payment or exchange (in the case of the preferred stock) and who are residents of the State of Georgia. This rescission offer does not extend to persons who purchased their securities from any other person or who now reside outside the State of Georgia.

      If you are an eligible security holder and you elect to accept this rescission offer, you will exchange your securities for cash. The amount of cash that you will receive will equal the original purchase price of your securities, plus accrued and unpaid interest (if the securities surrendered are senior demand notes or subordinated debentures) or accrued and unpaid dividends (if the securities surrendered are shares of Series A preferred stock).

      You will have 30 days following your receipt of this prospectus to respond to this rescission offer. The rescission offer will terminate on the earlier of our receipt of your response or 12:00 midnight, eastern time, on the 30th day following your receipt of this prospectus, unless extended by Stewart Finance Company.

      WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU DETERMINE WHETHER OR NOT TO ACCEPT THE RESCISSION OFFER.

      Neither Stewart Finance Company nor its sole director makes any recommendation to any holder of the securities subject to the rescission offer as to whether to accept the offer or retain the securities currently held.
You must make your own decision as to whether to accept this rescission offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is ____________, 1999

                                TABLE OF CONTENTS



                                                                        Page
                                                                        ----

PROSPECTUS SUMMARY......................................................  3

SUMMARY FINANCIAL DATA..................................................  4

RISK FACTORS............................................................  5

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS...................  9

THE RESCISSION OFFER.................................................... 10

SELECTED FINANCIAL AND OPERATIONS DATA.................................. 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................... 16

BUSINESS................................................................ 22

DIVIDEND POLICY......................................................... 29

MANAGEMENT.............................................................. 30

PRINCIPAL SHAREHOLDERS.................................................. 32

CERTAIN TRANSACTIONS.................................................... 33

DESCRIPTION OF CAPITAL STOCK............................................ 35

DESCRIPTION OF SUBORDINATED DEBENTURES.................................. 37

DESCRIPTION OF SENIOR DEMAND NOTES...................................... 40

DESCRIPTION OF FINOVA CREDIT FACILITY................................... 42

DESCRIPTION OF COMMUNITY BANK AND TRUST CREDIT FACILITY................. 44

LEGAL MATTERS........................................................... 46

EXPERTS................................................................. 46

ADDITIONAL INFORMATION.................................................. 46

INDEX TO FINANCIAL STATEMENTS...........................................F-1


                               PROSPECTUS SUMMARY
OUR COMPANY.

      Stewart Finance Company is a Georgia corporation and wholly owned subsidiary of Stewart Finance Company Holdings, Inc., which, in turn, is wholly owned by John B. Stewart, Jr. We typically refer in this prospectus to Stewart Finance Company Holdings, Inc., as "Stewart Holdings." We conduct our operations through 22 offices located throughout the State of Georgia. Our principal office and corporate headquarters is located at 610 Sibley Avenue, Union Point, Georgia 30669 and our telephone number there is (706) 486-4163. Our business consists primarily of making small balance consumer finance loans to individuals in relatively small original principal amounts for relatively short periods of time. We also sell credit related insurance products in connection with making these loans, such as non-recording, life, accident and health and automobile insurance. Finally, we sell memberships in an automobile club, which provides payment or reimbursement of emergency related automobile expenses, such as towing charges and roadside repair.

TERMS OF THE RESCISSION OFFER.

      If you are eligible to participate in this rescission offer and you decide to accept it, you will exchange all (and not less than all) of your securities for cash. The amount of the cash payment that you will receive will be as follows:

      - In the case of the senior demand notes and subordinated debentures, you will receive the purchase price of these securities, plus accrued and unpaid interest. Interest will be calculated from the date of purchase through the date of payment at the stated interest rate on the face of your notes or debentures.

      - In the case of the Series A preferred stock, you will receive the purchase price of these securities, plus accrued and unpaid dividends. The dividends will be calculated from the date of purchase or exchange through the date of payment at the dividend rate stated on the face of your preferred stock.

      If you would prefer to retain your securities, you may reject the rescission offer and do nothing further. Please refer to the steps that you must follow to either accept or reject this rescission offer, which are explained in detail under the caption "Procedures Governing the Rescission Offer" contained within the section of this prospectus entitled "Rescission Offer."

WHY IS STEWART FINANCE COMPANY OFFERING TO RESCIND ITS SALE OF THESE SECURITIES?

      Stewart Finance Company offered and sold these securities in a continuous series of offerings beginning in 1989 in reliance on what is referred to as the "intrastate offering" exemption under Section 3(a)(11) of the Securities Act of 1933. In order to satisfy that exemption's requirements, Stewart Finance Company had to offer and sell these securities only to residents of the State of Georgia and had to confine the vast majority of its business operations to the State of Georgia. While we did limit our offer and sale of these securities to Georgia residents, over time we may have used a larger and larger percentage of the proceeds from the sale of these securities to fund the operations of our affiliated companies located outside Georgia. As a result, the intrastate offering exemption may not have been available, which means that you may have the right under applicable federal and state law to recover the price that you paid for your securities, plus interest, reduced by any income received on or from your securities. Stewart Finance Company is making this rescission offer voluntarily to limit, as far as may be permissible under applicable securities laws, its potential liability stemming from its possible non-compliance with applicable state and federal securities laws. You should note, however, that the Securities and Exchange Commission takes the position that liabilities under the federal securities laws are not terminated by making a rescission offer. If you would like more information about the legal consequences of this rescission offer, please refer to the discussion of this topic following the caption entitled "Effect of the Rescission Offer" contained within the section of this prospectus entitled "Rescission Offer."

                             SUMMARY FINANCIAL DATA


      The summary financial data presented below for the fiscal years ended December 31, 1997 and 1998 have been derived from Stewart Finance Company's financial statements, which have been audited by Pechter & Associates, P.C., independent public accountants. The summary financial data presented below for the six months period ended June 30, 1999, and the balance sheet data as of June 30, 1999, are unaudited. In the opinion of Stewart Finance Company, such unaudited data includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information provided. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Stewart Finance Company's financial statements and related notes included elsewhere in this prospectus.




                                                    YEARS ENDED DECEMBER 31                     SIX MONTHS ENDED JUNE 30,

INCOME STATEMENT DATA:                            1998                   1997                  1999                  1998
                                                  ----                   ----                  ----                  ----
Interest Fee Income and Maintenance
and Delinquent Charges.................        $2,609,626              2,288,665              1,836,891             1,033,573

Interest Expense.......................         2,085,492              1,564,030              1,274,322               897,252

         Net Interest Income...........           524,134                724,635                562,569               136,321

Provision for Credit Loss (Net of
Recoveries)............................           (91,953)              (575,549)               301,093               275,934

         Net Interest Income After
        Credit Loss..................             616,087              1,300,184                261,476               412,225

Auto Club Commissions and Other
Operating Revenue......................         1,072,879              1,055,136                570,156               498,145

Insurance Commissions..................         1,201,007                973,119                660,405               490,030

Reimbursement Income...................         2,476,089                867,699              1,452,004               990,125

Salaries...............................         2,202,801              1,772,774              1,352,402               998,517

Other..................................         3,790,366              2,760,738              2,180,634             1,449,553

Net Income (Net Loss) Before Income
Tax Effect.............................          (143,209)              (256,852)              (588,995)              (57,515)




                                                                                               AS OF                 As of
                                                                                           DECEMBER 31,            June 30,
                                                                                               1998                  1999
                                                                                           ------------            --------

BALANCE SHEET DATA:

Total Assets.........................................................................        26,713,856            25,179,499

Total Debentures, Senior Demand Notes and Preferred Stock............................        12,439,755            15,922,070

Total Other Liabilities..............................................................        10,424,696            10,283,274

Total Shareholder's Equity...........................................................         3,849,405            (1,025,845)

                                  RISK FACTORS


BECAUSE THE LEGAL EFFECT OF THE RESCISSION OFFER IS UNCERTAIN, IT MAY NOT ELIMINATE STEWART FINANCE COMPANY'S LIABILITY FOR POSSIBLE VIOLATIONS OF FEDERAL AND STATE SECURITIES LAWS.

          Eligible offerees who do not accept the rescission offer, either because they affirmatively reject it or because they fail to respond to it, may still attempt to assert claims against Stewart Finance Company relating to our possible non-compliance with the securities laws. We cannot predict with certainty that such claims will be barred by the rescission offer because the legal effect of the rescission offer is uncertain. To the extent such claims are brought and result in judgments for damages, Stewart Finance Company's business, financial condition and results of operation could all be adversely affected. Even if Stewart Finance Company is successful in defending such claims under applicable securities laws, their mere assertion could result in costly litigation and significant diversions of effort by our management. At this point, we cannot quantify the number of, or the dollar amount of the securities held by, eligible offerees who will accept or reject the rescission offer. Thus, we cannot quantify the potential continuing liability upon completion of the rescission offer.

          The rescission offer will have no effect on or prevent the Securities and Exchange Commission from pursuing enforcement action against Stewart Finance Company with respect to any non-compliance with the federal securities laws that may have occurred in connection with the offer and sale of the securities subject to the rescission offer.

BECAUSE STEWART FINANCE COMPANY DOES NOT HAVE SUFFICIENT LIQUID ASSETS TO FUND THE RESCISSION OFFER IF IT IS ACCEPTED BY ALL ELIGIBLE OFFEREES, WE MAY BE REQUIRED TO INCUR ADDITIONAL DEBT OR SELL ASSETS TO FUND THE RESCISSION OFFER.

          We believe current assets of approximately $11,000,000 (after repayment of a margin loan and the $6.5 million revolving line of credit with Finova Capital Corporation) could potentially be used to fund the rescission offer. If additional funds are required, we would have to either increase our current credit lines, borrow from other lenders or sell corporate assets to fund the rescission offer. We believe that as much as $5,000,000 in additional funds could be borrowed if necessary, however, we can make no assurance that we could borrow this amount or that we could do so on sufficiently favorable terms. In addition, the interest expense that we would incur in connection with such a loan would significantly adversely affect our future cash flow, earnings, liquidity and growth. For a more detailed discussion of our plans to fund the rescission offer and the effect those plans may have on our business operations and financial condition at various levels of acceptance, please see the discussion under the caption "Plan for Payment of Security Holders Accepting the Rescission Offer" contained within the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BECAUSE THERE CURRENTLY IS NO PUBLIC MARKET FOR OUR SECURITIES AND ONE MAY NOT DEVELOP, YOU MAY HAVE DIFFICULTY RESELLING YOUR SECURITIES.

          Prior to this rescission offer, there has been no public trading market for our securities. We do not make a market in our securities and we are not aware of anyone else who intends to do so in the future. Stewart Finance Company is not obligated, and does not intend, to apply for quotation or listing of any of these securities on the Nasdaq Stock Market or a national securities exchange. You should be aware that if you do not accept the rescission offer, you may be required to hold your securities until maturity or, in the case of the Series A preferred stock, for an indefinite period of time.

OUR HISTORY OF OPERATING LOSSES MAY CONTINUE, WHICH MAY PREVENT US FROM MAKING PAYMENTS ON OUR SECURITIES AND PREVENT YOU FROM RECOVERING ALL OR ANY PART OF YOUR INVESTMENT.

          We have sustained operating losses for each of the fiscal years ended December 31, 1998 and 1997, and we can provide no assurance that we will be profitable in the future. If we are ultimately unable to become profitable, our access to capital will diminish, which will adversely impact our ability to make loans and continue our operations. This, in turn, will make it more difficult for us to repay your securities as they come due and ultimately will result in a decrease in their value.

OUR ABILITY TO RAISE ADDITIONAL CAPITAL AND OBTAIN ADDITIONAL FUNDING WILL BE ADVERSELY AFFECTED IF WE EXPERIENCE SIGNIFICANT DELAYS IN COMPLETING THIS RESCISSION OFFER.

          Until this rescission offer is completed, we will be unable to engage in a public offering of the same or a similar type of securities. Additionally, we may be unable to obtain additional bank credit from our lenders until the outcome of the rescission offer and our potential exposure to liability is more definite. Because our operations, including making loans and repaying our obligations as they become due, is dependent on our liquidity, significant delays in completing the rescission offer will have an adverse impact on our business and the value of your securities.

OUR ABILITY TO REPAY OUR MATURING DEBT SECURITIES AS THEY COME DUE WILL DEPEND ON OUR ABILITY TO MAINTAIN SUFFICIENT LIQUIDITY.

          A portion of our debentures (approximately $1,000,000) will become due within one year of this rescission offer and all of our senior notes are payable on demand. Depending on the level of acceptance of the rescission offer, we can not ensure you that the we will be successful in our efforts to maintain sufficient liquidity to pay these debt securities as they become due. If we fail to repay these securities in a timely manner, our ability to obtain additional capital in the future through securities offerings will be severely limited, which, in turn, will adversely impact our ability to support our current and future operations.

IF WE CANNOT MAINTAIN SUFFICIENT LIQUIDITY, WE MAY NOT BE ABLE TO REPAY OR RENEW OUR OUTSTANDING CREDIT FACILITIES.

          We obtain our working capital for ongoing operations in part from a $6,500,000 line of credit with Finova Financial Corporation and a $1,500,000 line of credit with Community Bank & Trust, Cornelia, Georgia. The Cornelia loan matures in May 2000, while the Finova loan matures on January 31, 2001. Although we do not anticipate having difficulty obtaining future financing or renewing our current lines on acceptable terms, we cannot be sure that these lines of credit will continue to be available to us on terms and conditions that exist as of the date of this rescission offer. Furthermore, the lines of credit are subject to periodic review by the respective lenders. In conducting these reviews our lenders consider our profitability, general economic conditions, and other lending criteria in evaluating whether they will continue to provide us with the lines of credit. If the outcome of this rescission offer results in a significant decline in our liquidity, it could adversely affect our lenders' decision to renew our credit facilities.

TO THE EXTENT THE LEVEL OF ACCEPTANCE OF THIS RESCISSION OFFER CAUSES STEWART FINANCE COMPANY TO BECOME INSOLVENT, OUR ABILITY TO PAY DIVIDENDS ON THE SERIES A PREFERRED STOCK WILL BE LIMITED.

          We cannot assure any holder of shares of Series A preferred stock as to our ability to pay dividends on such shares, when due or otherwise. As a Georgia corporation, we are subject to provisions of Georgia law that do not allow a corporation to pay any dividends if such payment would cause the corporation to become insolvent. Furthermore, applicable Georgia law gives absolute discretion to a corporation's board of directors to decide whether or not to declare and pay any dividend. As such, the payment of any dividend on the Series A preferred stock is subject to these provisions, either or both of which may affect the timing and/or the payment of dividends.


CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME BECAUSE MANY OF OUR LOANS ARE MADE AT FIXED RATES OF INTEREST AND MANY OF OUR OBLIGATIONS ARE REPAYABLE AT VARIABLE RATES OF INTEREST.

          Because we are engaged in the consumer loan business, we face the on-going risk of decreases in our net interest margin or "spread", which is the difference in the rate at which we borrow and the rate at which we lend. The consumer loans that we extend in the ordinary course of our business are made at fixed rates. In contrast, some of our sources of funds, such as our existing lines of credit and some of our outstanding senior demand notes, are made at variable rates. Thus, from time to time we may find ourselves in a situation in which we cannot pass on the increased cost of our borrowings to our loan customers. A decline in our net interest margin may adversely affect our cash flow, which in turn may adversely affect our ability to repay existing and future borrowings and our maturing debt securities.

CHANGES IN INTEREST RATES ARE UNPREDICTABLE AND MAY MATERIALLY AFFECT THE LEVEL OF CONSUMER LOAN ACTIVITY THAT WE GENERATE.

          Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various federal and state government and regulatory authorities. Changes to the discount rate by the Federal Reserve Board usually lead to corresponding interest rate changes, which affect our interest income and interest expense. Also, governmental policies, such as the creation of a tax deduction for individual retirement accounts, can alter the rate of savings and affect the costs of funds. The nature, timing and effect on Stewart Finance Company and our results of operations of any future changes in federal monetary and fiscal policies and Georgia lending laws are not predictable.

UNPREDICTABLE ECONOMIC CONDITIONS MAY ADVERSELY AFFECT THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS AND OUR PROFITABILITY.

          Because our business consists mainly of making loans to individuals living in the State of Georgia who depend on their earnings to repay their loans, our profitability will materially depend on the general economic conditions prevailing in Georgia. Accordingly, a sustained recession in Georgia or any event which results in unemployment or continued increases in the number of personal bankruptcies among our customer base may have a materially adverse effect on our ability to pay interest and dividends and repay the principal balance of our securities.

YOUR SECURITIES DO NOT PROVIDE YOU WITH ANY CONTROL OR VOTING RIGHTS WITH RESPECT TO THE MANAGEMENT OF STEWART FINANCE COMPANY AND YOU THEREFORE MUST DEPEND ON THE POLICIES OF CURRENT MANAGEMENT TO MAKE STEWART FINANCE COMPANY SUCCESSFUL.

          John B. Stewart, Jr., is the president, sole director, and owner of all of the outstanding common stock of Stewart Holdings, which is the parent and sole shareholder of Stewart Finance Company. He also is the president and sole director of Stewart Finance Company. As such, Mr. Stewart controls the election of all members of our board of directors and determines all corporate actions. As an owner of the securities subject to this rescission offer, you have had no control over the management of Stewart Finance Company and the rescission offer will not change this situation. Therefore, you will not have any vote with respect to the election of executive officers or directors of Stewart Finance Company. If you determine not to accept the rescission offer, you will have to continue to rely upon the management skills of our executive officers and directors.

THE RECENT GROWTH OF STEWART FINANCE COMPANY HAS PUT A STRAIN ON OUR FINANCIAL RESOURCES, WHICH MAY CONTINUE FOR THE FORESEEABLE FUTURE.

          Stewart Finance Company's expansion has placed, and is expected to continue to place, a strain on our personnel and financial resources. In the last eight years, we have grown from 7 offices to the 22 that we operate today. We also have supported the rapid growth of our sister companies in Louisiana, Missouri and Illinois. In the near term, we intend to slow the pace of our growth, particularly until we complete the rescission offer and Stewart Finance Company Holdings raises additional capital through a public offering of securities.

          Notwithstanding our present intentions, we will take advantage of opportunities to open or acquire new Georgia branch offices if favorable opportunities arise. If we elect to pursue such opportunities, our operating expenses will increase in order to fund the costs of establishing a new branch or acquiring an existing business. These costs may include, among other things, expenses associated with purchasing equipment, making leasehold improvements, and employing additional personnel. If we borrow funds to pay for the costs of expansion, there is a risk of default in repayment of the borrowed funds, which likely would be senior in right of payment to the interest and dividends payable on the securities that are subject to this rescission offer.

IN THE EVENT OUR KEY PERSONNEL WERE TO LEAVE STEWART FINANCE COMPANY, OUR OPERATIONS AND FINANCIAL PERFORMANCE WOULD BE ADVERSELY AFFECTED.

          We believe our success depends largely on the efforts of John B. Stewart, Jr., our founder, president and sole director, and Jeffery L. Smith, our vice president. We have not entered into an employment agreement with either of Mr. Stewart or Mr. Smith. Although Stewart Finance Company is Mr. Stewart's primary business endeavor, he is involved in other business ventures and does not spend his entire business time and attention on the operations of Stewart Finance Company. We believe that the loss of Mr. Stewart's or Mr. Smith's services would have a material adverse effect on our business, financial condition and results of operations. We also believe that our success may depend upon our ability to attract and retain qualified people in the future.

WE HAVE UNDERTAKEN TRANSACTIONS IN THE PAST WITH MR. STEWART THAT ARE FAVORABLE TO HIM AND MAY LEAD TO CONFLICTS BETWEEN HIS PERSONAL INTEREST AND THE INTERESTS OF STEWART FINANCE COMPANY.

          John B. Stewart, Jr., beneficially owns all of our common stock (through his ownership of Stewart Holdings) and accordingly he controls the operations of Stewart Finance Company. As a result, we have conducted transactions with Mr. Stewart that are less favorable to us than those we could obtain in arm's-length negotiations. For example, we have provided accounting and funding services to subsidiaries of Stewart Holdings which are valued at approximately $4 million and we have advanced Mr. Stewart approximately $1.3 million in connection with the transfer of a portfolio of securities from our account to his personal account. These services and advances were made without any repayment obligation and do not generate interest. We have described these transactions in more detail in the section of this prospectus entitled "Certain Transactions." A conflict of interest exists between Stewart Finance Company and Mr. Stewart with respect to these transactions because repaying these obligations may not be in Mr. Stewart's personal best interest. We cannot assure you that such obligations will be repaid or, if so, on terms favorable to Stewart Finance Company. Additionally, our lenders under the Finova and Community Bank of Cornelia credit facilities have obtained collateral or guaranties from Mr. Stewart that secure such credit facilities. These arrangements may create potential conflicts of interest if we decide to repay the indebtedness for which Mr. Stewart has personal liability before other company indebtedness.


          We may in the future transact business with Mr. Stewart, his family and/or his other business ventures. These transactions may not be negotiated at arm's-length and may involve potential conflicts of interest.

WE ARE UNCERTAIN THAT OUR COMPUTER SYSTEMS ARE YEAR 2000 COMPLIANT.

          We are not certain of the total exposure we may have as a result of the "Year 2000" problem - that is, the inability of existing data processing computer hardware and software to appropriately recognize calendar dates beginning in the year 2000. Year 2000 issues relate to our computer hardware and software systems and other devices employing computer chips. We use financial reporting computer software that is standard in the consumer finance industry. We do not expect that we will incur significant operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. However, there can be no assurance that such computer systems will operate properly once the year 2000 arrives, and significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problem of Stewart Finance Company could have a material adverse effect on our business, results of operations, financial condition and prospects. Please refer to a more detailed discussion of our efforts to address the year 2000 problem under the caption "Year 2000 Compliance" contained in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ARE UNCERTAIN THAT THE YEAR 2000 PROBLEM WILL NOT AFFECT OUR THIRD-PARTY VENDORS AND PAYORS AND OUR CUSTOMERS.

          Our software vendors have indicated that their software is year 2000 compliant. However, there can be no assurance that such software will operate properly once the year 2000 arrives. Any year 2000 compliance problem of our outside vendors, third-party payors or customers could have a material adverse effect on our business, results of operations, financial condition and prospects.

HOLDERS OF PROMISSORY NOTES ISSUED PERSONALLY BY JOHN B. STEWART, JR., MAY SEEK TO ASSERT A CLAIM AGAINST STEWART FINANCE COMPANY FOR SATISFACTION OF SUCH NOTES


          Mr. Stewart has used the proceeds of approximately $1.6 million of promissory notes that he personally issued to repay an obligation that he owed to Stewart Finance Company and to make a loan to Stewart Finance Company. Because Mr. Stewart indirectly controls Stewart Finance Company as the sole shareholder of Stewart Holdings, persons who hold Mr. Stewart's notes may attempt to claim that Stewart Finance Company is obligated to repay such notes if Mr. Stewart fails to satisfy his obligations. Although Stewart Finance Company does not believe it is obligated to repay Mr. Stewart's personal obligations, it may be required to expend resources defending such a claim if asserted, and ultimately repaying the notes if a note holder successfully asserted such a claim.


              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

          Some of the statements in this prospectus under the captions "Prospectus Summary," Risk Factors," "Rescission Offer," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the legal effects of the rescission offer, the level of acceptance of the rescission offer, our ability to fund the rescission offer, the competitiveness of the consumer finance industry, potential regulatory obligations, our strategies and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate," and other similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

                              THE RESCISSION OFFER


BACKGROUND INFORMATION.

          Throughout its existence, Stewart Finance Company has operated with limited capital, a significant portion of which has been raised by periodic offerings of its securities - including the securities that are subject to this rescission offer. Stewart Finance Company began offering its securities in October 1989 and continued to do so on a relatively continuous basis until February 1999. As of June 30, 1999, Stewart Finance Company had outstanding senior demand notes in the aggregate principal amount of $921,824, subordinated debentures in the aggregate principal amount of $12,421,245 and 33,475 shares of Series A preferred stock. This rescission offer covers all of these securities.

          Stewart Finance Company did not register the securities subject to this rescission offer with either the Securities and Exchange Commission or the Commissioner of Securities of the State of Georgia. Instead, it relied upon an exemption from the federal registration requirement commonly known as the "intrastate offering" exemption, which requires compliance with Section 3(a)(11) of the Securities Act of 1933. With respect to an exemption from the state registration requirements, Stewart Finance Company relied on the "GILA" exemption under Section 10-5-8(6) of the Georgia Securities Act.


          To satisfy the requirements of the intrastate offering exemption, an issuer of securities must:

          - offer and sell the securities only to persons resident within a single state or territory; and


          - be incorporated (if a corporation) and doing business in the state where the securities are offered and sold.

Stewart Finance Company complied with both of these requirements, offering and selling the securities subject to the rescission offer only to persons then resident in the State of Georgia, which is the state in which Stewart Finance Company was and is incorporated and doing business. Some of the proceeds from the sales of these securities, however, may have been used to fund operations outside Georgia -- by virtue of Stewart Finance Company's funding its sister corporations in Louisiana, Missouri and Illinois. Under relevant interpretative authority, this may have caused Stewart Finance Company to lose its ability to take advantage of the intrastate offering exemption. If such is the case, Stewart Finance Company may not have fully complied with the registration requirements of the Securities Act of 1933.

          To satisfy the GILA exemption under the Georgia Securities Act, an issuer of securities must be an industrial loan association organized and supervised under the laws of the State of Georgia. If an issuer satisfies this requirement, its securities are exempt from the registration requirements of the Georgia Securities Act. Stewart Finance Company believes that it fully qualified for the GILA exemption, however, there is no definitive authority in Georgia interpreting the limitations, if any, of the GILA exemption. Because of this uncertainty, Stewart Finance Company may not have fully complied with the registration requirements of the Georgia Securities Act.

          Under federal and applicable state securities laws, the failure to register the securities pursuant to the registration requirements of the Securities Act of 1933 and state registration requirements - if a registration obligation, in fact, existed - exposes Stewart Finance Company to potential liability. Specifically, purchasers of the securities from Stewart Finance Company may have the right to recover the price paid for their securities, plus interest or dividends (as applicable), reduced by any income received on or from the securities. Purchasers of Stewart Finance Company's securities already have this right because Stewart Finance Company's senior demand notes and subordinated debentures are repayable at maturity and its preferred stock is subject to mandatory redemption. However, a purchaser claiming a right to rescission based on Stewart Finance Company's possible failure to comply fully with federal and state registration requirements, would have the right to demand immediate repayment of the purchase price of his or her securities, plus any accrued but unpaid interest or dividends, as applicable. As a practical matter, therefore, Stewart Fiance Company's potential liability stemming from a rescission action by the purchasers of its securities is an immediate acceleration of the repayment obligations that already exist under its outstanding senior demand notes, subordinated debentures and preferred stock.

          It should be understood that the rescission offer is not an admission by Stewart Finance Company that it did not comply with the registration and/or disclosure requirements of applicable federal and state securities laws.

WHAT PROMPTS STEWART FINANCE COMPANY TO ADDRESS ITS POTENTIAL FAILURE TO COMPLY WITH THE SECURITIES LAWS NOW?

          Stewart Finance Company's parent (Stewart Holdings) has recently determined to register an offer to the public of up to $20,000,000 worth of its securities. Management of Stewart Holdings engaged legal counsel to undertake an analysis of potential securities law violations by Stewart Finance Company and its affiliated companies in anticipation of such offering. Based on that analysis, management elected to undertake the rescission offer. Stewart Finance Company wants to eliminate, to the extent possible under applicable securities laws, its potential liability for possible failure to comply with applicable federal and state securities laws. After consulting with legal counsel, management deemed it prudent to conduct - voluntarily - this rescission offer. The rescission offer will limit, as far as may be permissible under applicable securities laws, Stewart Finance Company's potential liability stemming from the possible failure to comply with such laws. This will, in turn, allow Stewart Holdings to market more effectively the securities that it intends to offer publicly after completion of the rescission offer. Stewart Finance Company's potential liability, if left unaddressed, could serve as a significant hindrance on the Stewart Holdings' ability to sell its securities in the intended public offering.

ELIGIBLE SECURITY HOLDERS.

          This rescission offer applies only to persons who purchased the securities subject to this rescission offer from Stewart Finance Company by payment or, in the case of the shares of Series A preferred stock, in exchange for Stewart Finance Company's subordinated debentures. The offer does not extend to persons who purchased any of these securities from any other person because Stewart Finance Company does not believe it has any liability to such persons under applicable securities laws. Further, the rescission offer does not apply to any securities of Stewart Finance Company other than those securities listed on the cover page of this prospectus.

          In making this rescission offer, Stewart Finance Company intends to comply only with the federal securities laws and the securities laws of the State of Georgia, where all purchasers were resident at the time of their purchase of the securities. To the extent any otherwise eligible security holder now resides outside the State of Georgia, Stewart Finance Company's rescission offer will not extend to such person. Based on a review of Stewart Finance Company's records, there appears to be a single holder of the securities subject to the rescission offer who currently resides outside of Georgia. In management's view, the benefits of including this non-Georgia resident in the rescission offer are outweighed by the burdens associated with compliance with the state securities laws of another state.

TERMS OF THE RESCISSION OFFER.

          We are offering to eligible security holders the opportunity to rescind their purchase of Stewart Finance Company's senior demand notes, subordinated debentures and Series A preferred stock. Eligible security holders who decide to accept the rescission offer will exchange all (and not less than all) of their securities for cash. The amount of the cash payment will be the original purchase price of these securities, plus accrued and unpaid interest or dividends, as applicable, from the date of purchase through the date of payment, at the applicable stated interest rate on the face of the notes or debentures or the dividend rate on the preferred stock. Eligible security holders should note that the amount of the cash being offered is identical to the amount Stewart Finance

Company would be required to pay in damages in an action for rescission, exclusive of attorney's fees, under federal and state securities laws.

REGISTRATION OF THE RESCISSION OFFER.

          Stewart Finance Company has filed a registration statement with the Securities and Exchange Commission with respect to the rescission offer because no exemption from registration is available in connection with this offer. This prospectus is part of that registration statement. The disclosure in this prospectus is intended to provide eligible security holders with the protections and information required by the Securities Act of 1933, and the rules and regulations issued under the Securities Act of 1933, in connection with the investment decision to be made in this case, which is:

          - accept the rescission offer, rescind your purchase of the securities subject to the rescission offer and accept a cash payment in the amount described in this prospectus; or

          -       reject the rescission offer and retain the securities.

          The securities subject to this rescission offer were, at the time of their initial sale, "restricted securities" as defined under the Securities Act of 1933. This means that these securities were not freely tradeable and could not be offered or sold at any time unless the transaction was registered under the Securities Act of 1933 or an exemption from registration was available. Because this rescission offer is being registered, these previously unregistered securities will now be freed of their "restricted securities" status. Therefore, if you reject the rescission offer and retain you securities, you will receive the benefit of owning freely transferable securities. Your securities will remain subject to the contractual restrictions on transfers to which such securities are subject by their terms.

          Notwithstanding the freely transferable nature of the securities under applicable securities laws, there is presently no public market for the securities. No assurance can be provided that a public market will develop in the future. Stewart Finance Company is not obligated, and does not intend, to apply for quotation or listing of any of these securities on the Nasdaq Stock Market or any national securities exchange. You should be aware that if you reject the rescission offer and retain your securities, you may be required to hold such securities until maturity or, in the case of the Series A preferred stock, for an indefinite period of time.

LEGAL EFFECT OF THE RESCISSION OFFER.

          - Federal securities laws. We believe that our potential liability under applicable federal securities laws resulting from our offer and sale of the securities subject to the rescission offer will be eliminated with respect to those eligible security holders who accept the rescission offer and exchange their securities for cash. The Securities and Exchange Commission, however, takes the position that liabilities under the federal securities laws are not terminated by making a rescission offer. We believe, however, that acceptance of the rescission offer and receipt by the eligible security holder of the cash consideration to be paid for such person's securities, should have the effect of terminating liability to that security holder because the damages element of any claim by the security holder will be eliminated.

          If an eligible security holder affirmatively rejects or fails to respond to the rescission offer, Stewart Finance Company's potential liability under the Securities Act of 1933 may not be completely extinguished. Under those circumstances, Stewart Finance Company may assert that these security holders released any claims to recover the purchase price of their securities because of their rejection or inaction. If the affirmative rejection or failure to respond to the rescission offer does not act as a release of claims, eligible security holders who have rejected or failed to respond to the rescission offer would retain any rights or claims they may have under the federal securities laws. Such claims would be subject to any defenses Stewart Finance Company may have, including the running of the statute of limitations. In general, to sustain a claim based on violations of the registration provisions of the federal securities laws, the claim must be brought within one year after discovery of the violation upon which the claim is based, but in no event more than three years after the occurrence of the violation. The statute of limitations may have already run with respect to some eligible holders of securities.

          - Georgia securities laws. Under Georgia securities laws, a person may sue an issuer that offers or sells a security in violation of the Georgia registration requirements to recover the consideration paid for the security, together with interest at the stated rate per annum appearing on the face of such security (or 6% per annum for a non-interest bearing security) from the date of payment, less the amount of any income received on the security, until the person's return of the security. Under Georgia law, no person may sue based on a violation of the registration provisions of Georgia law more than two years after the contract of sale. In any event, a buyer of securities in Georgia may not sue if he has received a bona fide offer in writing to refund the consideration paid for such security, together with interest at the applicable rate, from the date of payment, less the amount of any income received on the security, and such buyer has failed to accept the offer within 30 days of its receipt.

TAX CONSIDERATIONS OF THE RESCISSION OFFER.

          In general, if an eligible security holder determines to accept the rescission offer, receipt of a cash payment will be a taxable event for federal income tax purposes. If the amount received by the eligible security holder does not exceed the holder's tax basis in the securities surrendered, however, there will be no realized taxable gain. Amounts received as interest or dividends in connection with the rescission offer generally will be taxable to the recipient at ordinary income tax rates.

          THIS FEDERAL INCOME TAX DISCUSSION IS INCLUDED FOR INFORMATIONAL PURPOSES ONLY. STEWART FINANCE COMPANY URGES EACH ELIGIBLE SECURITY HOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR BEFORE ACCEPTING OR REJECTING THE RESCISSION OFFER.

PROCEDURES GOVERNING THE RESCISSION OFFER.

          You will have 30 days from the date of receipt of this prospectus to respond to the rescission offer. The rescission offer will terminate on the earlier of our receipt of your response or 12:00 midnight, eastern time, on the 30th day following your receipt of this prospectus, unless extended by us.

          If you intend to accept the rescission offer, complete and sign the enclosed form, and return the form, together with the note(s) or certificate(s) representing your securities, marked "cancelled." You may return the form and the securities to us either in person or by mail at the following address:


                             Stewart Finance Company
                                610 Sibley Avenue
                           Union Point, Georgia 30669
                           Attention: Jeffery L. Smith


We will send you your cash payment within 5 business days after the expiration date and your securities will be deemed cancelled at that time.

If you intend to reject the rescission offer and retain your securities, please mark the form to indicate your rejection of the rescission offer and return it to us. You need do nothing further.

If you do not respond to this rescission offer by returning your completed election form before the expiration date by following the procedures we have described above, you will be deemed to have rejected the rescission offer and you will retain your securities.

          If you want to return your election form in person, you must do so by the close of business on the expiration date. If you intend to make use of the mails to return your election form, the form must be postmarked by the expiration date and we recommend that you use registered mail, return receipt requested.

          Stewart Finance Company will not extend the expiration date of the rescission offer for any responses that we find deficient, but we will mail notice of any such deficiencies to the eligible security holder's last known address. If the security holder does not correct a deficient response within 30 days from the date he or she received this prospectus, we will not purchase our securities from that person.


          PLEASE NOTE: YOUR ELECTION WILL BE DEEMED TO BE EFFECTIVE UPON RECEIPT IF YOU DELIVER IT IN PERSON OR AS OF THE DATE POSTMARKED IF YOU RETURN IT BY MAIL. TO BE EFFECTIVE, YOUR ELECTION MUST BE EITHER DELIVERED OR POSTMARKED BY THE EXPIRATION DATE. WE WILL ACCEPT YOUR ELECTION UPON RECEIPT AND ONCE ACCEPTED, YOU CANNOT WITHDRAW OR CHANGE YOUR ELECTION.


          Stewart Finance Company has not retained nor does it intend to retain any person to make solicitations or recommendations to eligible security holders in connection with this rescission offer. Neither Stewart Finance Company nor its officers and sole director may make any recommendations to any eligible security holder with respect to the rescission offer. Each eligible security holder must make his or her own decision as to whether to accept or reject the rescission offer.

FUNDING THE RESCISSION OFFER.

          We do not have liquid assets sufficient to pay the roughly $16,690,569 in cash that would need to be paid if the rescission offer were accepted by all of the eligible security holders. Because we have no way of predicting the number of eligible security holders who will accept the rescission offer or how many securities they own, we cannot provide you with a realistic description of the effect that the rescission offer will have on the financial condition of Stewart Finance Company. We have tried, however, to analyze the effect at various levels of acceptance under the caption "Financial effect of the rescission offer," which can be found in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     SELECTED FINANCIAL AND OPERATIONS DATA


          The following table sets forth selected financial and operating data of Stewart Finance Company for the periods indicated. The selected financial data presented below for the six months periods ended June 30, 1998 and 1999, and the balance sheet data as of June 30, 1999, are unaudited. In the opinion of Stewart Finance Company, such unaudited data includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information provided. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Stewart Finance Company's financial statements and related notes included elsewhere in this prospectus:


                                                    YEARS ENDED DECEMBER 31                     SIX MONTHS ENDED JUNE 30,

INCOME STATEMENT DATA:                            1998                   1997                  1999                  1998
                                                  ----                   ----                  ----                  ----
Interest and Fee Income................        $2,038,401             $1,804,126              1,534,683               781,042

Maintenance and Delinquent Charges.....           571,225                484,539                302,208               252,531

Insurance Premiums.....................         1,201,067                973,119                660,405               490,030

Auto Club and Other Income.............         4,124,757              2,578,906              2,022,160             1,764,204

         Total Income................           7,935,450              5,840,690              4,519,456             3,287,807

Interest Expense.......................         2,085,492              1,564,030              1,274,322               897,252

Salaries...............................         2,202,801              1,772,774              1,352,402               998,517

Other Expenses.........................         3,790,366              2,760,738              2,481,727             1,449,553

          Total Expenses...............         8,078,659              6,097,542              5,108,451             3,345,322

Net Income (Loss) Before Income
Tax Effect.............................         (143,209)              (256,852)              (588,995)              (57,515)



                                                                                               AS OF                 As of
                                                                                             DECEMBER 31,            June 30,
                                                                                                1998                  1999
                                                                                             ------------          ----------
BALANCE SHEET DATA:

Finance Receivables..................................................................         8,278,921             8,872,223

Other Current Assets.................................................................        14,145,493            12,820,392

Property and Equipment (net of accumulated depreciation).............................         2,948,614             3,216,526

Other Assets.........................................................................         1,340,828               270,358

          Total Assets...............................................................        26,713,856            25,179,499

Subordinated Debentures..............................................................        11,863,630            11,625,746

Senior Demand Notes..................................................................           576,125               921,824

Preferred Stock......................................................................         3,347,500             3,374,500

Note Payable, FINOVA Capital.........................................................         6,500,000             6,350,000

Other Liabilities....................................................................         3,924,696             3,933,274

          Total Liabilities..........................................................        22,864,451            26,205,344

Stockholder's Equity.................................................................           501,905            (1,025,845)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


          Two major events had a material impact upon Stewart Finance Company's financial condition and results of operations in 1998 and in the six month period ended June 30, 1999. These were (i) the opening by Stewart Finance Company and its affiliates of seven new offices in 1998, bringing total offices to 41 at the end of 1998 (21 of which were operated by affiliates), an increase of 20.6%, and (ii) the exchange in December 1998 of a new issue of preferred stock for outstanding subordinated debentures resulting in an increase of $3,345,467 in paid-in-capital and a corresponding reduction in debt. Stewart Finance Company opened one new office during the first six months of 1999.

          Stewart Finance Company provides funding and accounting services to its affiliates in connection with the opening of new offices and is reimbursed for those services. Such reimbursements amounted to $2,476,089 in 1998 and $867,699 in 1997, an increase of 185.4% The reimbursement amount for the six months ended June 30, 1999 was $1,452,004 compared to $990,125 for the comparable period in 1998, an increase in the current period of $461,879 or 46.6%. Amounts due Stewart Finance Company from affiliates as a result of these services amounted to $5,314,792 at June 30, 1999, $3,862,788 at December 31, 1998 $2,838,703 at June 30, 1998 and $1,386,699 at year December 31, 1997. A portion of the costs incurred in opening each new office, equal to the total expense of operations for the first three to six months, is treated as a "start up" expense and amortized over sixty months. As a result, Stewart Finance Company reported unamortized organization costs related to opening new offices of $1,061,663 at year end 1998 and $198,000 at year end 1997. These unamortized costs were financed with borrowed funds, thereby increasing interest costs without any measurable increase in interest income. Consequently, the difference between interest received and interest incurred (net interest margin) decreased to $524,134 in 1998 from $724,635 in 1997. Interest received less interest incurred for the six months ended June 30, 1999 was $206,361, an increase of $124,040 from the $136,321 of excess interest received and interest incurred during the six months ended June 30, 1998.

          The expansion through the opening of new offices also contributed to increases in 1998 (excluding reimbursed expenses and revenues) of revenues to $5,459,361 from $4,972,991 (9.8%), and of expenses to $5,602,570 from $5,229,843
(7.1%). Consequently, the net loss decreased (before income tax effect) to $143,209 from $256,852, an improvement of $113,643. Operations for the six months ended June 30, 1999 reflect a loss (before income tax effect and extraordinary loss) of $588,995 compared to a loss of $57,515 for the six months ended June 30, 1998. Revenue during this period (before reimbursement expenses) amounted to $3,127,801 and expenses totaled $3,716,796. Revenue for the six months ended June 30, 1998 totaled $2,381,290 excluding reimbursement expenses and expenses for the period were $2,438,805. Revenue during the current six month period increased $746,511 and expenses increased $1,277,991. The increase in expenses during the current six month period reflects the continued increase in expenses for new offices that have opened during the past year and have not reached maximum earning capacity, as well as increases in expenses in the principal office attributable to increased centralized accounting and administrative services.

          This improvement in 1998 would have been even greater but for a decrease in recoveries of delinquent accounts (net of bad debt) from $575,549 in 1997 to $91,953 in 1998. In 1997, Stewart Finance Company established a separate collection department, which was charged with collecting all of the company's bad debts, regardless of which branch office originated the loan. Prior to 1997, collecting bad debts was the responsibility of the local office that originated the loan. The collection department was very successful in 1997 and, consequently, the amount of bad debts available for collection was significantly reduced for 1998. Additionally, Stewart Finance Company began writing off delinquent loans as bad debts when a loan was 240 days past due instead of 270 days past due as was its policy in 1997. This policy change had the effect of increasing write offs, which reduced the excess of recoveries over bad debts. The combination of these factors was primarily responsible for the approximately 84% decrease in recoveries of delinquent accounts (net of bad debts) from 1997 to 1998. During the six months ended June 30, 1999, charges for uncollectible accounts exceeded recoveries by $301,093. During the same period of the prior year, recoveries exceeded charges for uncollectible accounts by $275,934, reflecting the continuing results of the changes made during 1997 with the start up of the centralized collection department.

          Total assets increased to $26,713,856 at year-end 1998, up from $19,983,137 a year earlier, or 33.7%. Total assets at June 30, 1999 amounted to $25,179,499, an increase of $4,955,209 or 24.5% over the total assets of $20,224,290 at June 30, 1998. Total liabilities increased to $22,864,451 in 1998, up from $19,480,841 a year earlier, or 17.4%. Total liabilities at June 30, 1999 amounted to $22,830,844 compared to $19,779,509 at June 30, 1998, an increase of $3,051,335 or 15.4%. Of the 1998 increase in liabilities, $985,795 was attributable to a 9.1% increase in the amount of subordinated debentures outstanding at year-end 1998 to $11,863,630. An additional portion of the increase resulted from Stewart Finance Company's use in 1998 of the $1,075,000 available at year end 1997 under its line of credit from Finova Capital Corporation. The balance under the Finova line of credit was $6,500,000 at year-end 1998, up from $5,425,000 a year earlier, or 19.8%. The total liability to Finova at June 30, 1999 amounted to $6,350,000, a decrease of $150,000 from December 31, 1998 and an increase of $2,150,000 over the balance at June 30, 1998. Stockholder's equity increased to $3,849,405 at year-end 1998, up from $502,296 a year earlier. This change resulted primarily from the issuance of preferred stock in exchange for outstanding subordinated debentures. Stockholders equity at June 30, 1999 amounted to $2,348,655 (after the issuance of preferred stock of $3,374,500), reflecting a decrease of $1,470,606 from stockholders equity of $444,781 at June 30, 1998. This decrease resulted from an operating loss for the six-month period ended June 30, 1999 and an extraordinary loss resulting from the write-off of the unamortized capital costs reflected on the balance sheet at December 31, 1998.

          The dividend rate and other terms and conditions of the preferred stock correspond to the interest rate and other material features of the subordinated debentures redeemed in the exchange. This transaction resulted in Stewart Finance Company losing its status as a sub Chapter S corporation for tax purposes in 1998.

          As to liquidity cash increased to $3,595,486 at year-end 1998 from $1,973,530 a year earlier, an increase of $1,621,956 or 82.2%. Cash at June 30, 1999 totaled $3,273,583, an increase of $934,239 from the June 30, 1998 balance. Cash flows from operations were a negative $878,974 in 1998, while cash flows from investing activities were a negative $3,528,608. These compared to negative $2,007,291 and $4,651,771, respectively, a year earlier. Cash provided by financing activities in 1998 amounted to $6,029,538, compared to $6,712,842 a year earlier. Cash flow for the six months ended June 30, 1999 reflected a decrease of $925,768 and a negative from investing activities of $1,981,682. Cash provided by financing activities increased by $1,629,739 during the six months ended June 39, 1999.

          Stewart Finance Company acquired one new office during the first six months of 1999 and it expects that three new offices will be opened by affiliates during the remainder of 1999. Stewart Finance Company expects that its affiliate, Stewart Holdings, will open five additional offices in 2000, bringing the total number of offices operated to fifty by the end of that year. Stewart Finance Company anticipates that Stewart Holdings will continue to obtain additional offices by opening them under Stewart Finance Company's or its affiliates' licenses or by acquiring existing offices from third parties. Stewart Finance Company also expects to continue to provide funding and accounting services to its affiliates on essentially the same terms as it did during 1997, 1998 and the first six months of 1999, and to account for such transactions in the same manner as it did in those periods.

          Stewart Finance Company anticipates that it will finance the expansion of its operations during the balance of 1999 and 2000 as described above from internally generated funds and from the proceeds of sales of additional preferred stock and subordinated debentures by Stewart Holdings. Stewart Finance Company expects that these securities offerings by Stewart Holdings will be made through non-underwritten registered offerings of securities pursuant to registration statements filed with the Securities and Exchange Commission. There is no assurance as to whether, or when or in what amounts, or on what terms any of such securities can be sold, and there is no expectation that a market will exist for such securities if they are sold.

          Stewart Finance Company and its affiliates opened 7 offices (an increase of 20.6%) during the year 1998. The additional personnel required to operate these offices contributed to the increase in salaries of $430,000, (24.3%), between 1998 and 1997. Increases in employee compensation based on cost of living and/or merit salary raises, increases in claims of Stewart Finance Company's self-insured group medical plan and increases in other accrued employee benefits also contributed to the increase in personnel expense. Salaries increased during the six months ended June 30, 1999 to a total of $1,352,402, reflecting the continued increase in staffing of new branches and the home office in preparation of the proposed increases in the number of offices anticipated during the next eighteen months. Salaries increased during the current six month period by $335,885 from the aggregate salary expense of $998,517 for the six months ended June 30, 1998.

          Additional expenses related to the expansion of the home office and the addition of 7 offices resulted in an increase of general and administrative and depreciation and amortization expenses in the amount of $1,029,000 (27.2%). Stewart Finance Company has provided general, administrative, accounting and management services to its affiliated companies in Louisiana, Missouri and Illinois. The charges for these services have been reflected in income as reimbursed expenses. The analysis below indicates the operating expenses of Stewart Finance Company for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999. Total expenses are reflected and then reduced by the reimbursed expenses that are shown on the income statement as income. The net expenses reflected after this reduction show an increase in expenses in 1998 of 7.1% as compared to an increase in expenses in the prior year of 25.2%. Expenses incurred in the six months ended June 30, 1999 reflect an increase of 36.9% over the same period of the prior year.


                                                                                                              SIX MONTHS
                                                        YEARS ENDED DECEMBER 31,                            ENDED JUNE 30,

                                               1998                1997               1996               1999              1998
                                               ----                ----               ----               ----              ----
                                                                        (IN THOUSANDS EXCEPT % DATA)
General and administrative............   $    3,401          $    2,498         $    1,889         $    2,026         $    1,613

Salaries and wages....................        2,203               1,773              1,365              1,352                999

Interest expense......................        2,085               1,564              1,210              1,274                897

Charges for uncollectible accounts,
net of recoveries.....................          ---                 ---                ---                301                ---

Depreciation and amortization.........           389                263                233                215                196
                                         -----------         ----------         ----------         ----------         ----------

     Total expense....................        8,078               6,098              4,697              5,168              3,705

Less reimbursed expenses..............        2,476                 868                519              1,452                990
                                         ----------          ----------         ----------         ----------         ----------

     Net expenses.....................   $    5,602          $    5,230         $    4,178         $    3,705         $    2,715
                                         ==========          ==========         ==========         ==========         ==========

Increase..............................          7.1%               25.2%              12.4%              36.9%

Total revenue, excluding reimbursed expenses reflects an increase in the current year of 9.7% as compared to an increase of 17.7% in the prior year.

Total revenues (excluding
reimbursed expenses)..................   $    5,459          $    4,974         $    4,225         $    3,067         $    2,658
                                         ==========          ==========         ==========         ==========         ==========

Increase..............................          9.7%               17.7%              37.8%              15.4%


PLAN FOR PAYMENT OF SECURITY HOLDERS ACCEPTING RESCISSION OFFER.

         Stewart Finance Company's plan to pay security holders who accept the rescission offer would involve a series of steps beginning with the use of cash, certificates of deposit and marketable securities (net of the margin loan applicable to the marketable securities).

         As of December 31, 1998, the value of these assets were:

         Cash                                                      $ 3,595,486
         Certificates of deposit                                     1,195,967
         Marketable Securities, valued at market                       446,973
         Margin loan on marketable securities                         (241,863)
                                                                    ==========

         Net cash available for rescission payments                $ 4,995,663
                                                                   ===========

         These funds would liquidate approximately 30% of the total potential rescission acceptances. At this level of acceptance, Stewart Finance Company would have to obtain additional cash resources in order to continue to pay its costs of operations on a regular basis. During the six months ended June 30, 1999, Stewart Finance Company incurred average monthly expenses of approximately $230,000. Additionally, Stewart Finance Company expended approximately $100,000 per month in connection with new loan receivables from customers during that period. Consequently, Stewart Finance Company would need to obtain sufficient cash to fund approximately $330,000 per month if 30% of rescission offerees accept the rescission offer. Stewart Finance Company anticipates that it or Stewart Holdings could borrow or provide sufficient cash to enable Stewart Finance Company to continue to pay these operating expenses and to make such loans until the cash flow from these loans provided adequate funds for Stewart Finance Company to sustain its operating expenses from internally generated funds.

         The next step in Stewart Finance Company's plan would be to borrow up to $5,000,000 to liquidate additional rescission acceptances. Stewart Finance Company believes that it can borrow 5,000,0000 either from John B. Stewart, Jr. or lending institutions. These funds would enable Stewart Finance Company to liquidate an additional 30% of the aggregate amount of potential rescission acceptances.

         If 60% of the offerees accepted the rescission offer, Stewart Finance Company would continue to require approximately $330,000 on a monthly basis to satisfy its operating expenses. If Stewart Finance Company could not obtain funds to satisfy these operating expenses after the additional $5,000,000 had been borrowed, it would be required to take steps to significantly reduce its monthly expenses through employee reductions and the sale of offices. Stewart Finance Company anticipates that it would prioritize the sale of offices by first selling those which are marginally profitable and retaining those offices that provide a greater return on investment. The funds obtained through the reduction of expenses and the sale of offices would be utilized to reduce debt and fund ongoing operations.

         If more than 60% of the security holders elected to accept the rescission offer, Stewart Finance Company would have to liquidate finance receivables and sell additional office locations (including the license granted to such office location by the Georgia Industrial Loan Department).

         Stewart Finance Company would be required to pay off the Finova loan before any of the finance receivables could be sold to unrelated third parties. As a result, it would be necessary for Stewart Finance Company to raise $6,500,000 from the sale of existing finance receivables or offices before any funds could be applied to liquidate additional rescission acceptances. Therefore, to complete the payoff of the remaining 40% of the rescission elections (approximately $6,6000,000), Stewart Finance Company would have to sell, on a wholesale basis, finance receivables or offices with an inventory of finance receivables in a total amount of approximately $12,100,000. These steps would provide the funds to pay the Finova liability and to liquidate the balance of the rescission offering.

         The specific method of liquidating any finance receivables or selling any office locations with the finance receivables would be determined at the time the need for such sales arose. There are accepted formulas for the sale, on a wholesale basis, of finance receivables or office locations with finance receivables.

         If more than 60% of the offerees accept the rescission offer, Stewart Finance Company would face an ongoing requirement to reduce payroll and other operating expenses. Its ability to make new loans would be based on its collection of outstanding loans and its ability to obtain additional funding either from borrowing or other sources. Stewart Finance Company has no specific plan to obtain sufficient funding to satisfy this rescission offering if more than 60% of the offerees accept the rescission offer.

YEAR 2000 COMPLIANCE

         The state of Stewart Finance Company's readiness

         The Year 2000 issue results from computer programs being written using two digits rather than four to define the applicable year. Any of Stewart Finance Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations resulting in disruptions of operations, including, among other things, a temporary inability to process transactions, send statements or engage in similar normal business activities.

         Stewart Finance Company has a four-phase plan to resolve the Year 2000 issue with respect to its internal and external systems:

         - Identifying significant systems and assessing potential Year 2000 issues relating to those systems;

         -         Renovating, repairing and replacing noncompliant systems;

         -         Testing and validating solutions; and

         -         Implementing those solutions.

         The first and second phase of the plan have been completed and Stewart Finance Company has substantially completed the third phase. The first phase involved assessing all computer controlled systems, including the computer systems of Stewart Finance Company's vendors, telecommunications, security and alarm, elevator, telephone, HVAC, and environmental systems with embedded microchips. Stewart Finance Company's local area network has been evaluated and is Year 2000 compliant.

         The second phase involves upgrading, as applicable, hardware, software, networks and other processing platforms. The noncompliant individual personal computers throughout the organization have been replaced. Stewart Finance Company also has upgraded the versions of the spreadsheet and word processing programs it uses for internal purposes to the Year 2000 compliant versions.

         The testing, validation and implementation phases are substantially complete. During the remainder of 1999 additional testing and re-testing will be performed, and every effort will be made to ensure the conversion from 1999 to the Year 2000 is uneventful.

         The costs to address Stewart Finance Company's Year 2000 issues

         The costs associated with Stewart Finance Company's Year 2000 issues are not expected to have a material impact on the long term results of the operations or financial condition of Stewart Finance Company. The total expense to upgrade the individual personal computers throughout the organization was approximately $35,000. The software upgrade cost approximately $5,000. To date, Stewart Finance Company has incurred expenses of approximately $15,000 in connection with its Year 2000 plan. Expenses incurred in the upgrade and testing of the new hardware and software for the vendors' data processing systems are the outside vendors' responsibility.

         The risks of Stewart Finance Company's Year 2000 issues

         Stewart Finance Company believes that the failure of third parties to address their Year 2000 problems in a timely fashion presents the greatest likelihood of Stewart Finance Company not being fully Year 2000 compliant. Such a failure could materially adversely impact Stewart Finance Company's operations, the estimated costs of the Year 2000 plan. The effect of non-compliance by third parties is not determinable at this time. Stewart Finance Company could be subject to litigation for computer systems product failure including equipment shutdown or failure to properly date business records or process transactions. The amount of potential liability, if any, and lost revenue cannot be reasonably estimated at this time.

         Stewart Finance Company's contingency plans

         Stewart Finance Company has contingency plans in place for mission critical systems in the event of unforeseen difficulties to minimize any disruptions. Personnel of Stewart Finance Company have been trained and advised to operate on a manual basis, with all items going to Stewart Finance Company's corporate headquarters for processing. The corporate headquarters will operate on a power generator that should allow continued processing and service to Stewart Finance Company's customers in the event of interruption of electric utility service.

                                    BUSINESS

IN GENERAL.

         The business of Stewart Finance Company primarily consists of making and servicing two types of loans: GILA loans, which are consumer loans to individuals in original principal amounts of less than $3,000 that Stewart Finance Company originates under the Georgia Industrial Loan Act ("GILA"); and Non-GILA loans, which are consumer loans to individuals in excess of $3,000 that are not regulated under GILA. Stewart Finance Company also offers insurance premium loans, which we originate to finance an individual's purchase of property and casualty insurance, and tax refund loans, which are loans we make to individuals in anticipation of their receipt of a federal income tax refund. Stewart Finance Company also services sales finance loans, which are loans we purchase from other lenders, primarily retailers, that were made to finance the borrower's purchase of personal property. As of December 31, 1998, GILA loans and Non-GILA loans comprised in excess of 99% of Stewart Finance Company's total outstanding loans. As of December 31, 1998, Stewart Finance Company had approximately 18,821 accounts and approximately $8,869,924 in loans outstanding.

         As of December 31, 1998, the resources of Stewart Finance Company were invested primarily in GILA loans and Non-GILA loans, which together comprised approximately 31% of Stewart Finance Company's total assets on that date. For the fiscal year ended December 31, 1998, approximately 48% of Stewart Finance Company's revenue (as adjusted to exclude reimbursement income) was derived from interest, fees and related charges earned on these loans. Stewart Finance Company also earned an additional 42% of its revenue in 1998 (as adjusted to exclude reimbursement income) from commissions on insurance sales and automobile club memberships, while 10% of its adjusted revenue in 1998 was derived from interest, fees and related charges earned on insurance premium loans, tax refund loans and servicing sales finance loans.

DESCRIPTION OF LOANS.

         The table below provides information regarding Stewart Finance Company's loans for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and the six months ended June 30, 1999:




                                                                                                                     SIX MONTHS
                                                                                                                        ENDED
                                                        YEARS ENDED DECEMBER 31,                                      JUNE 30,
                                                        ------------------------                                      --------
                               1998             1997             1996             1995               1994               1999
                               ----             ----             ----             ----               ----               ----
Total Number of
Loans Outstanding......      18,821           17,785           14,368           13,818            10,804             21,790

Total Amount of
Loans Outstanding
(Gross) (in
thousands).............   $   8,869        $   7,946        $   6,811        $   6,699         $   5,609          $   9,630

Average Balance on
Outstanding Loans......   $     471        $     491        $     474        $     485         $     519          $     442

Average Amount of
Loans Outstanding
Per Branch.............   $ 400,697        $ 397,300        $ 454,080        $ 478,475         $ 420,628          $ 437,727

Average Number of
Loans Outstanding
Per Branch.............         896              890              958              921               772                990


         GILA LOANS. Stewart Finance Company makes GILA loans to individual consumers who use the proceeds of these loans primarily for paying unusual or unforeseen expenses, discharging accumulations of small debts, or purchasing furniture or appliances. As of December 31, 1998, the aggregate amount of GILA loans Stewart Finance Company had outstanding was $6,307,227, which represented approximately 71% of Stewart Finance Company's total loans outstanding as of that date. The average maturity of Stewart Finance Company's GILA loans as of December 31, 1998 was 5.9 months. Stewart Finance Company generally secures GILA loans by obtaining a security agreement which grants a security interest in specified collateral. In connection with most GILA loans, however, Stewart Finance Company does not perfect its security interest by filing any financing statements or deeds to secure debt or taking possession of any title certificates. Instead, Stewart Finance Company relies on the borrower's payment of "non-recording" insurance. There are no non-accruing loans in Stewart Finance Company's loan portfolio.

         The table below provides information with respect to GILA loans made by Stewart Finance Company, including the annual yield on such loans (the percentage of finance charges, including late charges, earned to average net outstanding balance) for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and the six months ended June 30, 1999:


                                                                                                                    SIX MONTHS
                                                                                                                       ENDED
                                                          YEARS ENDED DECEMBER 31,                                   JUNE 30,
                                                          ------------------------                                   --------
                                1998              1997             1996              1995              1994            1999
                                ----              ----             ----              ----              ----            ----
                                                              (IN THOUSANDS EXCEPT FOR PERCENT DATA)
Average Amount

Outstanding.............   $   6,307         $   5,758         $   5,317       $   5,604          $   4,600         $   6,405

Average Interest
Earned..................   $   1,853         $   1,590         $   1,920       $   1,798          $   1,405         $   1,090

Average Annual Yield....          32%               31%               37%             33%                32%               32%


         NON-GILA LOANS. Stewart Finance Company also originates loans to individuals in original principal amounts in excess of $3,000, which loans are used for various purposes but most typically to finance the borrower's purchase of personal property. As of December 31, 1998, the aggregate amount of Non-GILA loans Stewart Finance Company had outstanding was $2,562,697, which represented approximately 29% of Stewart Finance Company's total loans outstanding as of that date. The average maturity of Stewart Finance Company's Non-GILA loans as of December 31, 1998 was 22 months. Non-GILA loans are secured by a security interest in the property that is the subject of the loan and Stewart Finance Company attempts to perfect its security interest by filing financing statements in the case of personal property which does not have a certificate of title, and holding certificates of title on automobiles and other similarly certificated property. There are no non-accruing loans in Stewart Finance Company's loan portfolio.

         The below table provides information with respect to Non-GILA loans made by Stewart Finance Company, including the average annual yield on such loans (the percentage of finance charges, including late charges, earned to average net outstanding balance) for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and the six months ended June 30, 1999:


                                                                                                                      SIX MONTHS
                                                                                                                         ENDED
                                                          YEARS ENDED DECEMBER 31,                                     JUNE 30,
                                                          ------------------------                                     --------
                                   1998              1997            1996              1995               1994           1999
                                   ----              ----            ----              ----               ----           ----
                                                            (IN THOUSANDS EXCEPT FOR PERCENT DATA)
Average Amount
Outstanding.............         $  2,563          $  2,188        $  1,494          $  1,095           $  1,009        $ 2,560

Average Interest
Earned..................         $    756          $    618        $    538          $    369           $    308        $   445

Average Annual Yield....               30%               30%             31%               31%                30%            30%


         OTHER TYPES OF LOANS. Stewart Finance Company provides insurance premium loans to finance the purchase of automobile, property and casualty insurance exclusively for Ben Stewart Insurance and Realty, Inc., which is wholly owned by John B. Stewart, Jr. Stewart Finance Company obtains an assignment of insurance policies which it finances so that in the event of a cancellation of the policy as a result of a loan default, or otherwise, Stewart Finance Company receives any rebate of unearned premiums which it can apply against the loan balance. Otherwise, insurance premium loans are unsecured. Stewart Finance Company also provides loans to individuals based on their anticipated federal income tax refund. Finally, Stewart Finance Company services sales finance loans that it purchases from retailers, which made the loan to finance the borrower's purchase of personal property. Stewart Finance Company generally attempts to perfect a security interest in the collateral securing such loans when the loans are obtained from the retailer. As of December 31, 1998, the aggregate amount of insurance premium loans, tax refund loans and sales finance loans Stewart Finance Company had outstanding was $242,000, which represented less than 1% of Stewart Finance Company's total loans outstanding as of that date. There are no non-accruing loans in Stewart Finance Company's loan portfolio.

UNDERWRITING.

         Prior to making any loan to a potential borrower, Stewart Finance Company conducts a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the potential borrower. The account is credit scored, and this score is used in making the loan decision. In making GILA loans and insurance premium loans, Stewart Finance Company places emphasis upon the potential borrower's ability to repay the loan rather than upon the potential resale value of any underlying collateral. In making Non-GILA loans, however, Stewart Finance Company places more emphasis upon the marketability and value of the underlying collateral than on the potential borrower's ability to repay the loan.

DELINQUENCIES.

         Delinquent accounts are classified at the end of each month according to the number of installments past due at that time based on the original or extended terms of the loan contract. When 75% of an installment has been paid, it is not considered delinquent for the purpose of this classification. When three installments are past due, the account is classified as being 60-89 days past due; when four or more installments are past due, the account is classified as being 90 days or more past due. Stewart Finance Company has an immediate response policy for delinquencies and attempts to collect loans that are one day past due. Stewart Finance Company's loan officers are encouraged to contact the customer each day and to continue collection efforts for 90 days. Stewart Finance Company may renew or modify past due loans; however, if the loan continues in a delinquent status for 90 days, Stewart Finance Company generally attempts to exercise its remedies, including legal action, primarily through actions filed in small claims court. Stewart Finance Company considers renewals of past due loans to be in the ordinary course of business and does not maintain records of the number of past due loans which are renewed. Based on recent collection experience, Stewart Finance Company now writes off past due balances at 240 days.

         The table below shows the amount of certain classifications of delinquencies and the ratio that such delinquencies bear to related outstanding loans for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and the six months ended June 30, 1999. Stewart Finance Company changed its accounting methods in 1996 to include in the category of loans that are 90 or more days past due balanced of loans that are subject to bankruptcy or legal proceedings. For the years ended 1998, 1997 and 1996, the aggregate loan balances for customers who had filed bankruptcy were $430,000, $630,000 and $180,000, respectively. Prior to 1996, the balance of a bankrupt customer was charged off to bad debts and removed from loan receivables.


                                                                                                                       Six Months
                                                                                                                         Ended
                                                      YEARS ENDED DECEMBER 31,                                          June 30,
                                                      ------------------------                                          --------
                        1998                1997                1996               1995                1994               1999
                        ----                ----                ----               ----                ----               ----
                                                            (in thousands, except percent data)
Loans 60-89
Days Past
Due..............   $   108             $    223            $  103             $   98              $   117             $   118

Percentage of
Outstanding
Loans............      2.29%                1.90%             1.50%              1.70%                3.78%               1.22%

Loans 90 Days
or More Past
Due..............   $ 1,082             $  1,336            $  513             $  169              $   241             $   957

Percentage of
Outstanding
Loans............     12.46%               12.20%             7.50%              3.94%                4.88%               9.94%


         Stewart Finance Company has no non-accruing loans in its loan portfolio.

LOSS EXPERIENCE.

         The table below provides net losses (charge-offs less recoveries) for the years ended December 31, 1998, 1997, 1996 and 1995 and the six months ended June 30, 1999:


                                                                                                                     Six Months
                                                                                                                        Ended
                                                       YEARS ENDED DECEMBER 31                                         June 30
                                                       -----------------------                                         -------

                              1998                   1997                  1996                   1995                  1999
                                                                                                                        ----
Charge-offs.........    $    377,317         $      602,164         $     334,161         $      203,000         $     443,000

Recoveries..........         161,000                102,000                94,000                 61,000               122,000
                        ------------         --------------         -------------         --------------         -------------

Net Loss............    $    216,317         $      500,164         $     240,161         $      142,000         $     131,000


ALLOWANCE FOR LOAN LOSSES.

      Stewart Finance Company determines its allowance for loan losses based on its previous loss experience, a review of specifically identified potentially uncollectible loans and management's evaluation of the inherent risks in Stewart Finance Company's loan portfolio. Such allowance is, in the opinion of management, sufficient to provide adequate protection against future loan losses.

NON-RECORDING INSURANCE.

      Stewart Finance Company charges its GILA loan borrowers who chose not to pay the costs associated with, and incur the other detriments of, a secured loan the cost of purchasing "insurance" rather than providing a perfected security interest. The insurance purchased under this arrangement is commonly known as "non-recording" insurance because no financing statement is filed. Despite its characterization as "insurance," the payment made by the borrower is not actually a form of insurance, but is rather a payment for Stewart Finance Company's self-retention risk. Stewart Finance Company's practice is not to waive "non-recording" insurance for unsecured GILA loans. Georgia regulations governing "non-recording" insurance provide that such insurance can be written on loans with a face amount of greater than $100 in lieu of recording a security instrument with the proper public official or agency of the state. The rates for such "non-recording" insurance must meet standards and requirements of the Georgia Insurance Code and Stewart Finance Company is not allowed to select "non-recording" insurance instead of recording a security instrument if the former choice will cost the borrower more money than the latter choice. Stewart Finance Company's current charges for "non-recording" insurance are $10 if personal property is listed as security and $25 if both personal property and an automobile are listed as security.

OTHER INSURANCE SALES.

      Under GILA, a lender is authorized to sell certain types of insurance and to charge and collect from its customers premiums actually paid for insurance obtained for the customer, provided that the insurance is reasonably related to the type and value of the property issued and the amount and term of the loan. Additionally, such insurance may be obtained only through an insurance company authorized to do business in Georgia. When authorized to do so by its customer, Stewart Finance Company acts as a subagent for Voyager Insurance Company, an un-affiliated insurance company based in Jacksonville, Florida, through which it places life, accident and health, property and automobile insurance in connection with its loans. At a minimum, the manager of each of Stewart Finance Company's branch locations is licensed as a subagent of Voyager to sell credit-related insurance. Stewart Finance Company's commissions are determined on the basis of 40% of the premiums collected on insurance other than the so called "non-recording" insurance. Under GILA regulations, Stewart Finance Company is authorized to sell level term life insurance and reducing term life insurance, which can be written as security on all loans. The insurance coverage is not allowed to exceed the face amount of the loan contract. GILA regulations establish different rates for various types of term life coverage and govern the use of proceeds from such insurance and its cancellation. Under GILA, Stewart Finance Company is also authorized to write credit accident and sickness insurance, household goods fire insurance (provided that the face amount of the contract is $200 or more), and automobile insurance against loss or damage caused by fire, theft or collision. When household goods and an automobile are both pledged as security on a loan and the actual market value of the automobile and the market value of the household goods together are less than the face amount of the loan, insurance can be written for the actual market value of the automobile and the household goods. However, where equity in an automobile which has been or is being financed (with insurance coverage) is pledged as security for a loan, insurance may be written only to cover that period of the life of the loan that is not covered by the existing contract of insurance.

AUTO CLUB MEMBERSHIPS.

      Stewart Finance Company is affiliated through common ownership with Preferred Choice Auto Club, Inc. ("Auto Club"), which is owned by John B. Stewart, Jr. The Auto Club provides payment or reimbursement of certain automobile emergency related expenses such as towing charges and roadside repair. Stewart Finance Company offers memberships in the Auto Club through its branch offices as a service to its customers and receives a commission for membership sales.

      The table below provides information regarding Stewart Finance Company's commissions on Auto Club activities for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:


                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------

ACTIVITY                                       1998              1997              1996            1995            1994
--------                                       ----              ----              ----            ----            ----
Commissions on Sales of Auto
   Club Memberships....................     $1,110,173         $946,082          $721,396        $637,311        $309,299


SOURCES OF FUNDS

      Stewart Finance Company's primary sources of funds are a $6,500,000 revolving line of credit with Finova Capital Corporation, a $1,500,000 revolving line of credit with Community Bank & Trust, Cornelia, Georgia, and sales of its own securities. As of December 31, 1998, Stewart Finance Company had borrowed $6,500,000 and $1,500,000 under the Finova and Community Bank & Trust credit lines, respectively. As of June 30, 1999, Stewart Finance Company had issued $921,824 in principal amount of senior notes, $12,432,245 in principal amount of subordinated debentures and $3,347,500 in shares of Series A preferred stock, par value $0.001 per share.

      The table below provides Stewart Finance Company's average interest rate on borrowings, computed by dividing the aggregate interest paid by the average indebtedness outstanding for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:


                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------

                                          1998            1997              1996              1995              1994
                                          ----            ----              ----              ----              ----
All Borrowings.....................       9.00%           9.95%             9.90%             8.54%             8.21%


GOVERNMENT REGULATION.

      The GILA loans made by Stewart Finance Company are regulated under GILA, which governs loans of $3,000 or less and requires that lenders subject to GILA not lend funds for more than 36 months and 15 days. GILA provides for a maximum rate of interest and specifies permitted additional fees which can be charged for a loan, including loan fees, maintenance fees and delinquency fees. Stewart Finance Company is also authorized to collect the actual and reasonable expense of repossessing, storing, and selling any collateral pledged as security. In general, charges, interest and fees under the Georgia Code cannot exceed the 5% per month (effectively 60% per year) limit established by the criminal usury provisions of the Georgia law.

      GILA requires that each office in which a small loan business is conducted be licensed by the State of Georgia. The granting of a license depends on a finding of public convenience and advantage for the proposed office, and a finding of the financial responsibility, character and fitness of the applicant. Pursuant to regulations under GILA, Stewart Finance Company is required to demonstrate that it has a minimum net worth of $25,000 to begin business. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the Georgia Industrial Loan Department. Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations issued pursuant thereto. As of the date of this Prospectus, Stewart Finance Company has never had any of its GILA licenses revoked. A breach of any applicable rules or regulations may result in a fine of up to $l,000 (or $5,000 if Stewart Finance Company knew or should have reasonably known that it was in violation of the applicable rules and regulations) or Stewart Finance Company's being placed on probation by the Commissioner of the Georgia Industrial Loan Department. GILA regulations also prescribe debt collection practices which govern the conduct of Stewart Finance Company's employees and agents in collecting debts. The Georgia Insurance Department, which regulates and enforces GILA, periodically conducts audits of Stewart Finance Company and its individual branches. Stewart Finance Company follows its own internal audit procedures in an effort to insure that its operations are conducted in accordance with the rules and regulations of the Georgia Insurance Department and the requirements of GILA.

      All of Stewart Finance Company's lending operations are carried on under the provisions of the Federal Consumer Credit Protection Act ("Truth-in-Lending Act") and the Fair Credit Reporting Act. On all loans made by Stewart Finance Company, the finance charge, the annual percentage rate, the total of payments and other disclosures required by the Truth-in-Lending Act are disclosed to the borrower.

      A Federal Trade Commission ruling prevents Stewart Finance Company and other consumer lenders from using household goods as collateral on GILA loans. Stewart Finance Company believes the inability to use household goods as collateral has not had any adverse impact on the quality of Stewart Finance Company's receivables because the primary credit consideration in making GILA loans is the customer's ability to repay the loan, and not the collateral available in the event of default. Stewart Finance Company secures its Non-GILA loans with nonhousehold collateral such as automobiles, boats and other items which are exempt under Federal Trade Commission rulings.

COMPETITION.

      Stewart Finance Company competes with national and regional finance companies, local finance companies in the communities that it serves and, to a lesser extent, with commercial banks. Stewart Finance Company believes that customer service is the primary factor that differentiates finance companies, since most competing finance companies, including Stewart Finance Company, charge the same rate of interest and fees as permitted by the applicable state regulatory authorities. Stewart Finance Company believes it has been able to compete effectively with other lenders in its market area through superior customer service.

LEGAL PROCEEDINGS.

      There are no pending legal proceedings to which Stewart Finance Company is a party or to which the property of Stewart Finance Company is subject which management believes would have a material effect upon the operations or financial condition of Stewart Finance Company. Except for Stewart Finance Company's belief that some purchasers of its securities may have rescission claims, no information has been received with respect to any claim that might constitute a basis for any such material litigation.

EMPLOYEES.

      As of June 30, 1999, Stewart Finance Company employed 157 full-time persons, including 23 in managerial functions, 15 in corporate headquarters functions and 107 in branch operations. The employees of Stewart Finance Company include three executive officers, one senior supervisor, six supervisors, a corporate headquarters manager, the corporate headquarters administrative staff, along with office managers, assistant managers and cashiers at each branch location.

FACILITIES.

      Stewart Finance Company's corporate headquarters are located in four office buildings in Union Point, Georgia, which are owned by Stewart Finance Company and contain approximately 50,000 aggregate square feet of capacity. Stewart Finance Company leases office space for all of the other branches. Stewart Finance Company believes that its facilities are adequate for its current operations.

EFFECT OF RESCISSION OFFER.

      The effect of the rescission offer on our business operations will depend upon the level of acceptance by rescission offerees. Please refer to a more detailed discussion of the effect the rescission offer may have on our business operations and financial condition at various levels of acceptance under the caption "Plan for Payment of Security Holders Accepting the Rescission Offer" contained within the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                 DIVIDEND POLICY

      Except for the payment of dividends on its preferred stock, Stewart Finance Company currently anticipates that all of its earnings will be retained for the future development, operation and expansion of Stewart Finance Company's business and does not anticipate paying any cash dividends on its equity in the foreseeable future except with respect to the preferred stock. Any determination to pay dividends in the future, including payment of dividends to the holders shares of preferred stock, will be at the discretion of Stewart Finance Company's board of directors and will depend upon Stewart Finance Company's results of operations, financial condition and other factors deemed relevant by the board of directors.

                                   MANAGEMENT



DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES.

      The following individuals are the directors, executive officers and other key personnel of Stewart Finance Company:


      Name                            Age      Title
      ----                            ---      -----
      John B. Stewart, Jr.            49       Director, President and Treasurer
      Jeffery L. Smith                44       Vice President
      Janice M. Wallace               34       Secretary
      Frederick Boutwell              34       Director of Operations

      John B. Stewart, Jr. Mr. Stewart is the founder of Stewart Finance Company and has been Stewart Finance Company's President, Treasurer and a director since Stewart Finance Company's inception in 1984. Mr. Stewart is also the sole shareholder of Stewart Holdings. In addition to his duties with Stewart Finance Company, Mr. Stewart is currently serving a fourth term as the Mayor of the City of Union Point, Georgia. Mr. Stewart received his bachelor's degree in Finance from the University of Georgia.

      Jeffery L. Smith. Mr. Smith has served as the Vice President of Stewart Finance Company since April 1993. As Vice President, Mr. Smith is responsible for general operations of Stewart Finance Company's business, with particular emphasis on the Union Point corporate headquarters office. Mr. Smith is responsible for general supervision of Stewart Finance Company's programs. Prior to being employed by Stewart Finance Company, Mr. Smith was, from 1977 to 1993, employed by the Central and Southern Bank of Greensboro where he served as a Senior Vice President from 1988 to 1993. Mr. Smith received his Bachelor of Business Administration in accounting from the University of Georgia in 1977.

      Janice M. Wallace. Ms. Wallace has served as the Secretary of Stewart Finance Company since 1992 and has been employed by Stewart Finance Company since 1988. Ms. Wallace graduated from Greene-Taliaferro High School.

      Frederick Boutwell. Mr. Boutwell has served as the Director of Operations for Stewart Finance Company since June 1996. Mr. Boutwell is responsible for the overall office operations of Stewart Finance Company. Prior to being employed by Stewart Finance Company, Mr. Boutwell was, from 1991 to 1996, employed by The Money Tree as a regional supervisor. Mr. Boutwell graduated from Central of Thomas County High School.

      The directors of Stewart Finance Company are elected annually and serve a term of one year which expires at the annual meeting of shareholders following their election, or at the earlier of their resignation, removal from office or death. Officers of Stewart Finance Company are appointed annually by the board of directors and serve one year terms, or until their earlier resignation, removal from office or death.

EXECUTIVE COMPENSATION.

      The following table sets forth the aggregate compensation for services rendered to Stewart Finance Company in all capacities paid or accrued for the fiscal years ended December 31, 1998, 1997 and 1996. No executive officer of Stewart Finance Company received aggregate cash and cash equivalent forms of compensation in excess of $100,000.


                                                                     ANNUAL COMPENSATION
                                                                     -------------------
NAME                                                                                                           ALL OTHER
                                     CAPACITY             SALARY            YEAR            BONUS            COMPENSATION
                                     --------             ------            ----            -----            ------------


John B. Stewart, Jr.          President, Director         $60,000           1998             N/A              $ 27,000
                                                          $60,000           1997             N/A                27,000
                                                          $60,000           1996             N/A                27,000



INDEMNIFICATION.

      Stewart Finance Company has, pursuant to the authority granted under Georgia law, agreed to indemnify any officer or director of Stewart Finance Company against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by him in any action, suit or proceeding brought or threatened to be brought against him by reason of the fact that he is or was an officer or director of Stewart Finance Company if he acted in a manner he reasonably believed to be in or not opposed to the best interests of Stewart Finance Company, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Stewart Finance Company pursuant to the foregoing provisions, or otherwise, Stewart Finance Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PROFIT SHARING 401(K) PLAN.

      Stewart Finance Company has established a Profit Sharing 401(k) Plan, which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code ("Code"), pursuant to which all employees of Stewart Finance Company may elect to have Stewart Finance Company make certain salary reduction contributions on their behalf. Subject to certain annual limitations imposed by the Code ($10,000 per participant in 1999), an employee may elect to contribute up to 15% of his or her total compensation to the plan on a pre-tax basis. Each participant in the 401(k) Plan is fully vested in his or her salary reduction contributions account. In addition, at the end of each "plan year", Stewart Finance Company may make a discretionary matching contribution with respect to the first 4% of each participant's salary reduction contribution for the relevant plan year in an amount that is equal to a specified percentage of the participant's contributions as determined by the board of directors. Each participant becomes vested ratably in Stewart Finance Company's contributions on behalf of the participant at the rate of 20% after two years of service with Stewart Finance Company and an additional 20% for each subsequent year of service, becoming fully vested after six years of service.

                             PRINCIPAL SHAREHOLDERS


      The table below presents information regarding the beneficial ownership of all shares of common stock of Stewart Finance Company as of December 31, 1998 by:

      (i) each person who owns beneficially more than five percent of the outstanding shares of common stock;

      (ii)  each director of Stewart Finance Company;

      (iii) each named executive officer; and

      (iv)  all directors and officers as a group.


                                                                                      SHARES BENEFICIALLY OWNED
                                                                                      -------------------------

NAME OF BENEFICIAL OWNER                                                              NUMBER            PERCENT
------------------------                                                              ------            -------
John B. Stewart, Jr. (director, executive officer)..........................          10,000             100%

All directors and officers as a group.......................................          10,000             100%




      The business address of Mr. Stewart is the same as the address of Stewart Finance Company's principal executive offices.

                              CERTAIN TRANSACTIONS


      As of June 30, 1999, Stewart Finance Company had the following loan transactions with parties that are related to Stewart Finance Company.

      - During 1996 and 1997, Stewart Finance Company acquired a portfolio of marketable securities at the direction of John B. Stewart, Jr. At the request of Stewart Finance Company's lenders, the portfolio was transferred from Stewart Finance Company into Mr. Stewart's individual name. Stewart Finance Company accounted for this transfer as an advance to Mr. Stewart in the amount of $1,363,087, which was the market value of the securities in the portfolio when they were transferred to Mr. Stewart. The advance was unsecured, non-interest bearing, had no stated maturity and was not represented by a written instrument. On or about June 15, 1999, Mr. Stewart repaid the advance in full and loaned Stewart Finance Company an additional $246,866. The loan is unsecured, non-interest bearing, has no stated maturity and is not represented by a written instrument. Mr. Stewart obtained the proceeds to repay the advance and to make the loan to Stewart Finance Company by personally borrowing money from individuals pursuant to written promissory notes. Mr. Stewart is obligated to repay the principal balance of such notes, together with interest at 9% per annum, on demand at the request of the holder of such notes.

      - On December 15, 1989, Stewart Finance Company issued to John B. Stewart, Jr., a senior demand note in the aggregate principal amount of $26,887.00. As of December 31, 1998, the outstanding principal balance of this note was $72,297.48. Interest on this senior note is payable monthly at a rate of 9% per annum and the outstanding principal balance of the note is repayable on demand at the request of Mr. Stewart. As of June 30, 1999, the outstanding principal balance of this note was $502.27.

      - On July 18, 1995, Stewart Finance Company issued to Stewart Insurance, Ltd., an insurance company owned entirely by John B. Stewart, Jr., domiciled in the Turks and Caicos Islands, a senior demand note in the aggregate principal amount of $50,667.04. As of June 30, 1999, the outstanding principal balance of this note was $106,438.88. Interest on this senior note is payable monthly at a rate of 7% per annum and the outstanding principal balance of the note is repayable on demand at the request of Stewart Insurance, Ltd.

      - On February 26, 1999, Stewart Finance Company issued to J&J Reinsurance, Ltd., an insurance company owned by John B. Stewart, Jr., domiciled in the Turks and Caicas Islands, a senior demand note in the aggregate principal amount of $23,126.24. As of June 30, 1999, the outstanding principal balance of this note was $79,550.12. Interest on this senior note is payable monthly at a rate of 8% per annum and the outstanding principal balance of the note is repayable on demand at the request of J&J Reinsurance, Ltd.

      - Stewart Finance Company has a loan outstanding in the aggregate principal amount of $137,573.82 that was made on July 12, 1999 to Richard Stewart, who is the brother of John B. Stewart, Jr. The loan is amortized in equal monthly installments of principal and interest over its term, which matures on July 1, 2004. The loan bears interest at an annual percentage rate of 12%.

      Stewart Finance Company is subject to various conflicts of interest in its relationship with Mr. Stewart and his other business enterprises. The following relationships between Stewart Finance Company and related parties may involve actual or potential conflicts of interest.

      - Stewart Finance Company provides cash advances and accounting services to Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. and Stewart Finance Company of Illinois, Inc., each of which is a wholly owned subsidiary of Stewart Holdings. As of June 30, 1999, Stewart Finance Company was owed $8,385,137 for advances and services provided to these affiliates. Stewart Finance Company earns no return on funds advanced or services rendered to these affiliates, the advances and services are not made pursuant to written instruments and there is no schedule established for repayment of the advances or payment for the services. At December 31, 1998, Stewart Finance Company and each of the affiliates identified above was wholly owned by John B. Stewart, Jr.

      - Voyager Insurance Company has a risk sharing agreement with Stewart Insurance, Ltd., an insurance company owned entirely by Mr. Stewart and domiciled in the Turks and Caicos Islands. Under this agreement, Stewart Insurance, Ltd. bears a portion of the risk of loss associated with insurance placed by Stewart Finance Company with Voyager Insurance Company, Inc. on a retrospective plan under which Stewart Insurance, Ltd. receives as profit a portion of the insurance commissions paid to Voyager Insurance Company determined on the basis of its loss experience. Stewart Finance Company has no interest in the earnings, profits or losses of Stewart Insurance, Ltd. In 1998, Stewart Insurance, Ltd. earned $160,188 in net income from its arrangement with Voyager Insurance Company, Inc.

      - John B. Stewart, Jr. is the sole shareholder of Preferred Choice Auto Club, Inc., which provides payment or reimbursement of certain automobile emergency related expenses such as towing charges and roadside repair. Stewart Finance Company offers memberships in the Auto Club as a service to its customers and receives a commission for membership sales. In 1998, Stewart Finance Company earned $1,110,173 in commissions on sales of memberships in the Auto Club.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL.

      Stewart Finance Company's authorized capital stock consists of 1,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, Stewart Finance Company has 10,000 shares of common stock outstanding and 33,475 shares of preferred stock outstanding. The following summary description of Stewart Finance Company's capital stock does not purport to be complete and is qualified in its entirety by reference to Stewart Finance Company's articles of incorporation, which are filed as an exhibit to the registration statement of which this Prospectus forms a part, and Georgia law.

COMMON STOCK.

      As of the date of this prospectus, there are 10,000 shares of Stewart Finance Company's common stock issued and outstanding, all of which are owned by Stewart Holdings. Holders of common stock have one vote per share on all matters submitted to a vote of the shareholders of Stewart Finance Company, including with respect to the election of directors. Stewart Finance Company's common stock is not traded in an established public trading market.

      Subject to the preferences that may be applicable to outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors of Stewart Finance Company out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Stewart Finance Company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK.

      Stewart Finance Company's articles of incorporation authorize its board of directors to issue up to 10,000,000 shares of preferred stock in one or more series and to establish such designations and relative voting, dividend, liquidation, conversion, redemption, liquidation and other rights, preferences and limitations as the board of directors may determine without any further approval of the shareholders of Stewart Finance Company. As of the date of this prospectus, Stewart Finance Company's articles of incorporation authorize the issuance of 50,000 shares of Series A preferred stock, par value $0.001 per share. The following summary sets forth the material terms and provisions of the preferred shares, and is qualified in its entirety by reference to the terms and provisions of Stewart Finance Company's articles of incorporation.

SERIES A PREFERRED STOCK.

      Ranking. Any proceeds to which the holders of preferred shares are entitled upon the liquidation dissolution and winding-up of Stewart Finance Company are distributed to holders of preferred shares pro rata, based on the original issue price of such shares, prior to any distributions to the holders of shares of common stock.

      Dividends and distributions. Holders of preferred shares are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor prior to and in preference over any dividends paid to the holders of shares of common stock. The dividend rate on the preferred shares is 11% per annum based on the original issue price of such shares. Dividends on the preferred shares are payable monthly and are cumulative.

      Voting. Holders of preferred shares have no voting rights.

      Conversion. The preferred shares are not convertible into any other security of Stewart Finance Company.

      Liquidation. In the event of a liquidation, dissolution or winding up of Stewart Finance Company, holders of preferred shares are entitled to receive a liquidation preference equal to $100 per share (subject to an appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus an amount equal to all declared and unpaid dividends thereon, prior to the making of any payments to the holders of shares of common stock. If upon liquidation, dissolution or winding up of Stewart Finance Company, the liquidation preferences with respect to the preferred shares are not paid in full, the holders of the preferred shares will share ratably in any distribution of the assets of Stewart Finance Company in proportion to the preferential amounts to which they are entitled.

      Redemption by Stewart Finance Company. Stewart Finance Company, to the extent that it may lawfully do so, is contractually obligated to redeem all outstanding preferred shares on the fourth anniversary of the issuance of such shares, and additionally, will have the right to redeem any preferred shares at any time and from time to time prior to such fourth anniversary without penalty or premium, by giving notice to the holder of such shares appearing on the books of Stewart Finance Company, with such notice specifying the terms (including the location, price and date) of such redemption.

      Transfer. The preferred shares may not be transferred without the consent of Stewart Finance Company, except pursuant to (i) a bona fide gift or other transfer to or for the benefit of the spouse or direct lineal descendants of the holder, or (ii) a pledge as security for a bona fide indebtedness of the holder.

                     DESCRIPTION OF SUBORDINATED DEBENTURES


GENERAL.

      The subordinated debentures of Stewart Finance Company are issued in registered form without coupons. The debentures are issued in series, although each series of debentures differs from any other series only as to the interest rate and maturity of the debentures in that series. Stewart Finance Company may change the interest rate and/or the maturity of any series of debentures that it offers, but no such change affects the terms of any debenture of any series issued prior to the date of change. The debentures are direct obligations of Stewart Finance Company, but are not secured. Principal and interest is payable at the executive offices of Stewart Finance Company in Union Point, Georgia. The debentures are sold only to residents of the State of Georgia and are governed by Georgia law.

      The original form of debenture utilized by Stewart Finance Company prior to April 1, 1998 differs as to some of its terms and conditions from the form of debenture currently utilized by Stewart Finance Company. Both forms of debentures are filed as exhibits to the registration statement of which this prospectus forms a part. We refer you to these exhibits for a detailed description of the provisions of the debentures. We also have summarized below the material terms, as well as the material differences, of the original form of debenture and the form of debenture presently used by Stewart Finance Company.

INTEREST.

      An annual rate of interest for each debenture is set by Stewart Finance Company as of the date the debenture is issued and such interest rate remains fixed through the maturity date of the debenture. Under the original form of debenture, the interest rate may be changed by Stewart Finance Company in the event the maturity of the debenture is extended (as described below). Interest on the principal balance of a debenture is calculated on a simple interest basis and is payable monthly.

MATURITY.

      The debentures are issued and dated as of the date purchased. The maturity of the debentures is fixed as of the date of issue and ranges between three, six, twelve, eighteen, twenty-four and forty-eight months. The maturity of the current form of debenture cannot be extended. The maturity of the original form of debenture is automatically extended at maturity for an additional period of time equal to the original term of the debenture unless:

      - the holder submits the debenture for redemption within 15 days after its maturity; or

      - Stewart Finance Company tenders the amount due the holder within 15 days after maturity.

      In the event the maturity of a debenture is extended, all other provisions of the debenture remain unchanged except the interest rate, which may be changed for the new term by Stewart Finance Company at its discretion. If Stewart Finance Company elects to extend the maturity of the debenture by not tendering payment, it notifies the holder of such debenture of its intention to extend the maturity of the debenture at least 30 days prior to the maturity date, thereby giving such holder the opportunity to request redemption.

SUBORDINATION.

      The payment of the principal amount of the debentures, as well as any accrued but unpaid interest on such debentures, is subordinate in right of payment to all senior indebtedness of Stewart Finance Company. In other words, if any of the following events occur, the indebtedness evidenced by the debentures is entitled to payment only after all principal and interest on senior indebtedness has been paid in full:

      - a dissolution or winding-up of Stewart Finance Company (other than by a merger, consolidation or share exchange);

      - a voluntary or involuntary liquidation or reorganization of Stewart Finance Company;

      - the initiation of a voluntary or involuntary bankruptcy, insolvency or receivership proceeding;

      -     an assignment for the benefit of creditors of Stewart Finance
            Company;

      -     any other marshaling of the assets of Stewart Finance Company; or

      - any default in the payment of senior indebtedness if Stewart Finance Company has notice of such default.

      The term "senior indebtedness" means all indebtedness of Stewart Finance Company outstanding at any time except indebtedness that by its terms is not senior in right of payment to the debentures. The amount of Stewart Finance Company's senior indebtedness outstanding at June 30, 1999 was $8,771,824.

REDEMPTION BY STEWART FINANCE COMPANY PRIOR TO MATURITY.

      Stewart Finance Company may redeem the debentures at any time prior to maturity for a redemption price equal to principal amount of such debenture, plus all accrued but unpaid interest on such debenture as of the date of redemption. If Stewart Finance Company elects to redeem debentures held by holders of the original form of debenture, it must notify such debenture holders of its intention to redeem their debentures not less than 30 nor more than 60 days prior to the date fixed for redemption. If Stewart Finance Company elects to redeem debentures held by holders of the current form of debenture, it must notify such debenture holders of its intention to redeem their debentures within a reasonable period of time prior to the date fixed for redemption.

REDEMPTION AT REQUEST OF HOLDER PRIOR TO MATURITY.

      Although not a written term of any debenture, Stewart Finance Company has maintained a policy of redeeming any debenture at the request of the holder of such debenture for a redemption price equal to the principal amount of such debenture, plus any accrued but unpaid interest on to the date of redemption. Stewart Finance Company presently intends to continue this informal policy, but has no obligation to do so. Stewart Finance Company may terminate this policy at any time.

ABSENCE OF RESTRICTIONS UPON STEWART FINANCE COMPANY.


      There are no restrictions against the issuance of additional securities or the incurring of additional debt.


ABSENCE OF TRUSTEE.

      There is no trustee for the debentures. The owners of the debentures must therefore individually or collectively protect their own interests in the event of a default in the obligations of Stewart Finance Company respecting the debentures. Georgia law generally provides that in the absence of an agreement to the contrary, the holder of a promissory note has the right to receive payments on the note as they become due and, upon default, to demand payment.

EVENTS OF DEFAULT.

      Any of the following events constitute an "event of default" under a debenture issued under the original form of debenture:

      - failure to repay the principal amount of any debenture when it becomes due;

      - failure to pay interest upon any debenture when it becomes due and the default continues for 30 days;

      - failure, after notice from the holders of at least 25% in principal amount of the debentures, to observe or perform within 60 days any of the covenants contained in the debentures; or

      - the filing by or against Stewart Finance Company of a bankruptcy or insolvency proceeding that remains unstayed and in effect for a period of 60 days.

      The following events constitute an event of default under a debenture issued under the current form of debenture:

      - the failure of Stewart Finance Company to pay principal or interest on any Debenture when it becomes due; or

      -     Stewart Finance Company:

           (i) applying for or consenting to the appointment of, or a taking of possession by, a receiver, custodian, trustee or liquidator for Stewart Finance Company or any of its property,


           (ii)  becoming generally unable to pay its debts as they become due,

           (iii) becoming insolvent or making a general assignment for the benefit of its creditors, or

           (iv) filing or being served with any petition for relief under the federal Bankruptcy Code or any similar federal or state statute.


RIGHTS ON DEFAULT.

      With respect to debentures issued under the original form of debenture, the holders of debentures representing at least 25% of the aggregate principal amount of all such debentures may declare the aggregate principal amount of all such debentures, together with any accrued but unpaid interest, immediately due and payable upon the occurrence of any event of default under the debentures. The holders of debentures representing a majority of the aggregate principal amount of all such debentures, however, may waive any event of default. Notwithstanding such rights, any holder of such a debenture may enforce his or her right to payment of the principal amount of, and any accrued but unpaid interest on, his or her debenture when due. With respect to debentures issued under the current form of debenture, any holder of a debenture may declare the principal amount of, and any accrued but unpaid interest on, his or her debentures immediately due and payable upon the happening of any of the events of default under such debentures.

TRANSFER.

      Debentures issued under the current form of debenture are not transferable except pursuant to (i) a bona fide gift or other transfer to or for the benefit of the spouse or direct lineal descendants of the holder, or (ii) a pledge as security for a bona fide indebtedness of the holder. Debentures issued under the original form of debenture are transferable only at the principal executive office of Stewart Finance Company by the registered owner of such debenture for a like principal amount to a transferee who is a resident of Georgia.

                       DESCRIPTION OF SENIOR DEMAND NOTES


GENERAL.

      The senior demand notes of Stewart Finance Company are sold for any amount not less than $1, dated the date of purchase, and are non-negotiable. The principal amount of, and the interest rate applicable to, a senior note is recorded only on the books and records of Stewart Finance Company and does not appear on the face of the instrument. Senior notes issued on or prior to February 19, 1998 pay a fixed rate of interest, while senior notes issued after February 19, 1998 pay interest at a variable rate. The senior notes are sold only to residents of the State of Georgia.

INTEREST.

      The interest rate payable on variable rate senior notes is equal to the "prime rate" announced from time to time in the Tuesday edition of the Wall Street Journal. When a variable rate senior note is issued, the initial rate of interest on such note is the prime rate announced in the Tuesday edition of the Wall Street Journal immediately preceding the date the senior note is issued. The interest rate applicable to such variable rate senior note is then reset each Tuesday following the date it is issued to equal the prime rate announced in that Tuesday's edition of the Wall Street Journal. The interest rate being paid at any time on variable rate senior notes may be obtained from Stewart Finance Company's executive office in Union Point, Georgia. The interest rate payable on fixed rate senior notes is fixed by Stewart Finance Company as of the date such senior notes are issued. Interest payable on the outstanding principal balance of any senior note is calculated on a simple interest basis and is payable monthly.

CHANGES IN THE PRINCIPAL BALANCE OF SENIOR NOTES.

      A senior note is redeemable in full on demand by its holder for the outstanding balance of such senior note plus any accrued but unpaid interest at the time of redemption. A senior note also is redeemable in part by its holder to the extent the holder of such note requests a cash payment from Stewart Finance Company that is less than the outstanding principal balance of the holder's senior note. Likewise, the holder of a senior note may increase the principal balance of an outstanding senior note by making an additional payment to Stewart Finance Company. When Stewart Finance Company makes a payment to a senior note holder in partial redemption of a senior note or accepts additional funds from a senior note holder to increases the amount of an outstanding senior note, it records the change on its books and records, but it does not issue a new senior note reflecting the reduced or increased principal balance of such note. All redemptions (full or partial) and increases in the amount of outstanding senior notes must be made either in person or by mail at Stewart Finance Company's executive office. Stewart Finance Company can call the senior notes individually or as a whole for redemption at any time at a price equal to the principal amount of such senior note plus any accrued but unpaid interest at the time of redemption.

ABSENCE OF TRUSTEE.

      There is no trustee for the senior notes. The owners of the senior notes must therefore individually or collectively protect their own interests in the event of a default in the obligations of Stewart Finance Company with respect to the senior notes. Georgia law generally provides that in the absence of an agreement to the contrary, the holder of a promissory note has the right to receive payments on the note as they become due and, upon default, to demand payment.

PRIORITY.

      The senior notes are equal in terms of priority to all other unsubordinated unsecured obligations of Stewart Finance Company, but are junior to Stewart Finance Company's obligations under the Finova and Community

Bank and Trust credit facilities. Stewart Finance Company may at any time borrow money from a lending institution on a secured basis which would be senior in terms of priority to the senior notes to the extent of the security interest in the assets pledged.

TRANSFER.

      Senior notes are transferable only at the principal office of Stewart Finance Company by their registered owner for a like principal amount to a transferee who is a resident of Georgia

                      DESCRIPTION OF FINOVA CREDIT FACILITY


      On December 21, 1994, Stewart Finance Company entered into a $6.5 million revolving credit facility with Finova Capital Corporation. Since then, the credit facility has been amended and restated several times, most recently on January 29, 1999 to add Stewart Holdings and each of the Louisiana, Missouri and Illinois subsidiaries as parties. When we refer in this section of the prospectus to Stewart Finance Company, Stewart Holdings and the Louisiana, Missouri and Illinois subsidiaries collectively, we refer them as the "Borrowers." The following summary description of the credit facility is qualified in its entirety by reference to the original agreement, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

SECURITY.

      Indebtedness of Stewart Finance Company under the credit facility is secured by a first priority security interest in substantially all of the personal property (including, but not limited to, accounts receivable, chattel paper, instruments, contract rights, general intangibles and proceeds of such assets) of the Borrowers, whether now owned or subsequently acquired. Additionally, all of the obligations of Stewart Finance Company under the credit facility are personally guaranteed by John B. Stewart, Jr.

INTEREST.

      Indebtedness under the credit facility bears interest at a floating rate equal to the "prime" rate publicly announced by Citibank, N.A., New York, New York, plus 3.0% per annum. Stewart Finance Company pays interest on a monthly basis under the terms of the credit facility.

BORROWING BASE AND ELIGIBLE RECEIVABLES.

      Advances under the credit facility are limited to 65% of eligible receivables (as defined in the credit facility), including loans, extensions of credit, and rights to payment of Borrower. In order to qualify as an eligible receivable, a loan must satisfy, among other conditions, certain maximum amount limitations ($5,000), term limitation (24 months), and delinquency limitations (90 days).

MATURITY.

      Advances made under the credit facility may be borrowed, repaid and reborrowed from time to time until January 31, 2002, subject to the satisfaction of conditions on the date of any such borrowing.

CONDITIONS TO EXTENSIONS OF CREDIT.

      The obligation of Finova to make advances under the credit facility is subject to the satisfaction of customary conditions, including, but not limited to:

      - the absence of a default or event of default under the credit facility;

      - all representations and warranties under the credit facility being true and correct in all material respects; and

      -     the absence of any material adverse change.

COVENANTS.

      Stewart Finance Company has agreed to customary negative covenants in connection with the credit facility, including, without limitation, restrictions on:

      -     the incurrence of debt;

      -     the sale of assets;

      -     mergers, acquisitions and other business combinations;

      -     distributions;

      -     repurchase or redemption of securities; and

      - amendments of Stewart Finance Company's articles of incorporation and bylaws.

      The credit facility also contains various financial covenants, including requirements to maintain certain minimum levels of net worth and net income and a maximum limitation on Stewart Finance Company's leverage ratio. This rescission offering, to the extent that it is accepted, is technically a breach of the covenant against redemptions of Stewart Finance Company's securities. Stewart Finance Company has discussed its intent to undertake this rescission offer with Finova, however, and has received its verbal approval to proceed with the offering. Notwithstanding Finova's verbal approval, Stewart Finance Company has assumed full repayment of the credit facility in planning for the funding of the rescission offering.

EVENTS OF DEFAULT.

      The credit facility contains certain customary events of default, including, without limitation:

      - the non-payment of principal or interest when due, subject to the applicable grace periods in certain circumstances;


      -     non-fulfillment of the covenants described above;

      - any impairment of the validity, enforceability or priority of Finova's security interest;

      -     events of bankruptcy or insolvency; and

      -     material judgments.

      If any event of default occurs, Finova will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate all amounts due under the credit facility.

             DESCRIPTION OF COMMUNITY BANK AND TRUST CREDIT FACILITY


      On May 19, 1999, Stewart Finance Company entered into a $1.5 million revolving credit facility with Community Bank & Trust, Cornelia, Georgia. The following summary description of the credit facility is qualified in its entirety by reference to the original agreement, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

SECURITY.

      Indebtedness of Stewart Finance Company under the credit facility is secured by a pledge of 100% of the outstanding common stock of Stewart Finance Company and a $1,500,000 insurance policy on the life of John B. Stewart, Jr. Additionally, all of the obligations of Stewart Finance Company under the credit facility are personally guaranteed by John B. Stewart, Jr.

INTEREST.

      Indebtedness under the credit facility bears interest at a floating rate equal to the "prime" rate published daily in the Wall Street Journal plus 2.0% per annum. Although the credit facility requires Stewart Finance Company to pay the accrued interest only upon maturity of the credit facility, Stewart Finance Company consistently has paid such interest monthly.

BORROWING BASE.

      Advances under the credit facility are made at the request of Stewart Finance Company upon approval of Community Bank & Trust.

MATURITY.

      All advances made pursuant to the credit facility mature on May 18, 2000.

CONDITIONS TO EXTENSIONS OF CREDIT.

      The obligation of Community Bank & Trust to make advances under the credit facility are subject to the satisfaction of customary conditions, including, but not limited to:

      -     the absence of a default under the credit facility;

      - all representations and warranties under the credit facility remaining true and correct in all material respects; and

      -     the absence of any material adverse change.


EVENTS OF DEFAULT


      The credit facility contains customary events of default, including, without limitation:

      - the non-payment of principal or interest when due, subject to any applicable grace periods;

      -    the non-fulfillment of the covenants described above;

      - any impairment of the validity, enforceability or priority of Community Bank & Trust's security interest;

      -     events of bankruptcy or insolvency; and

      -     material judgments.

      If any event of default occurs, Community Bank & Trust will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the credit facility. Community Bank & Trust also will be entitled to reasonable attorneys' fees and costs incurred in enforcing such rights.

                                  LEGAL MATTERS


      Some of the legal matters implicated by the rescission offer will be passed upon for Stewart Finance Company by Holland & Knight LLP, Atlanta, Georgia.


                                     EXPERTS


      The financial statements of Stewart Finance Company as of December 31, 1998, and for each of the two years in the period ended December 31, 1998, appearing in this prospectus and in the registration statement, have been audited by Pechter & Associates, P.C., independent certified public accountants, as stated in their report appearing elsewhere in this prospectus, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


      Stewart Finance Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the offered securities. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules to such registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to Stewart Finance Company and the offered securities, reference is made to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of the registration statement and the exhibits and schedules to the registration statement may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024. Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereto may be obtained from such office upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

      Stewart Finance Company intends to furnish its shareholders with annual reports containing audited financial statements examined by its independent auditors and quarterly reports for the first three quarters of each year containing interim unaudited financial information.

                             STEWART FINANCE COMPANY

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                                 Page

Report of Independent Certified Public Accountants.............................................................  F-2

Balance Sheet as of December 31, 1998 and June 30, 1999 (unaudited) ...........................................  F-3

Statements of Income for the years ended December 31, 1997 and 1998 and for the six months ended June 30, Income 1998 and 1999 (unaudited)................................................................  F-5

Statements of Stockholders' Deficit for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 (unaudited).....................................................................  F-6

Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the six months ended
June 30, 1998 and 1999 (unaudited).............................................................................  F-7

Notes to Financial Statements..................................................................................  F-9

                          INDEPENDENT AUDITOR'S REPORT




To the Stockholder
Stewart Finance Company
Union Point, Georgia

We have audited the accompanying balance sheet of Stewart Finance Company as of December 31, 1998, and the related statements of income, stockholders' deficit and cash flows for the each of the years in the two year period ended December 31, 1998. These financial statements are the responsibility of the Company's management, our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stewart Finance Company as of December 31, 1998, and the results of operations and its cash flows for each of the years in the two-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



Atlanta, Georgia                                    Pechter & Associates, P.C.
March 8, 1999, except as to Note 1
which is as of August 11, 1999

                             STEWART FINANCE COMPANY
                                 BALANCE SHEETS


                                              December 31,             June 30,
                                                  1998                   1999
                                                                     (Unaudited)

         ASSETS

CURRENT ASSETS
   Cash                                       $  3,595,486           $  2,317,775
   Certificates of deposit                       1,195,967                955,808
   Trading investments                             446,073                590,969
   Finance receivables, net                      8,278,921              8,872,223
   Prepaid expenses                                 91,050                120,603
   Loans to related parties                      1,363,087                     --
   Note receivable                                  46,800                 46,800
   Due from affiliated companies                 6,635,140              8,385,137
   Refundable income taxes                         142,818                265,726
   Other current assets                            150,739                137,574
                                              ------------           ------------

     TOTAL CURRENT ASSETS                       21,946,081             21,692,615
                                              ------------           ------------

PROPERTY AND EQUIPMENT
   Buildings                                       378,100                747,028
   Furniture, fixtures and equipment             2,005,421              2,334,081
   Leasehold improvements                          809,700                869,562
   Vehicles                                        470,323                493,645
   Construction in process                         308,928                     --
                                              ------------           ------------
                                                 3,972,472              4,444,316
   Accumulated depreciation                     (1,023,858)            (1,227,790)
                                              ------------           ------------
                                                 2,948,614              3,216,526
                                              ------------           ------------

OTHER ASSETS
   Goodwill, net of accumulated
     amortization                                  257,737                246,930
   Start-up costs, net of
     accumulated amortization                    1,061,663                     --
   Deposits and other assets                        21,428                 23,428
                                              ------------           ------------
                                                 1,340,828                270,358
                                              ------------           ------------

                                              $ 26,235,523           $ 25,179,499
                                              ============           ============

See notes to financial statements.

                             STEWART FINANCE COMPANY
                                 BALANCE SHEETS


                                                  December 31,             June 30,
                                                     1998                    1999
                                                                         (Unaudited)

  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                               $    226,284           $    192,537
   Accrued expenses                                    717,602                956,423
   Credit line payable                               1,500,000              1,500,000
   Current portion of long-term debt                   753,113                750,000
   Subordinated debentures                          11,863,630             11,625,746
   Senior demand notes                                 576,125                921,824
   Margin loan on marketable securities                241,863                279,917
   Loans to related parties                                 --                246,866
   Note payable, related party                           7,501                  7,531
                                                  ------------           ------------

     TOTAL CURRENT LIABILITIES                      15,886,118             16,480,844
                                                  ------------           ------------

LONG-TERM DEBT
   Note payable, funding company                     6,500,000              6,350,000
   Notes payable                                       753,113                750,000
                                                  ------------           ------------
                                                     7,253,113              7,100,000
   Current portion                                    (753,113)              (750,000)
                                                  ------------           ------------
                                                     6,500,000              6,350,000
                                                  ------------           ------------

PREFERRED STOCK                                      3,347,500              3,374,500
                                                  ------------           ------------

STOCKHOLDERS' EQUITY
   Common stock, no par value, 1,000,000
      shares authorized, 10,000 shares
      issued and outstanding                            10,000                 10,000
   Additional paid-in capital                          492,296                492,296
   Accumulated deficit                                    (391)            (1,528,141)
                                                  ------------           ------------
                                                       501,905             (1,025,845)
                                                  ------------           ------------

                                                  $ 26,235,523           $ 25,179,499
                                                  ============           ============

See notes to financial statements.

                             STEWART FINANCE COMPANY
                              STATEMENTS OF INCOME


                                                                   Years Ended                         Six Months Ended
                                                          December 31,     December 31,          June 30,          June 30,
                                                              1997             1998                1998              1999
                                                                                               (Unaudited)       (Unaudited)
REVENUES
   Interest and fee income                                $ 1,804,126       $ 2,038,401         $ 781,042       $ 1,534,683
   Auto club commissions and other operating revenue        1,055,136         1,072,879           498,145           570,156
   Insurance commissions                                      973,119         1,201,067           490,030           660,405
   Reimbursement income                                       867,699         2,476,089           990,125         1,452,004
   Recovery of delinquent accounts, net of bad debt           575,549            91,953           275,934                --
   Maintenance and delinquent charges                         484,539           571,225           252,531           302,2O8
                                                          -----------       -----------       -----------       -----------
                                                            5,760,168         7,451,614         3,287,807         4,519,456
                                                          -----------       -----------       -----------       -----------
OPERATING EXPENSES
   General and administrative                               2,497,653         3,400,972         1,612,753         2,026,244
   Salaries and wages                                       1,772,774         2,202,801           998,517         1,352,402
   Interest expense                                         1,564,030         2,085,492           897,252         1,274,322
   Charges for uncollectible amounts, net
     of recovery                                                   --                --                --           301,093
   Depreciation and amortization                              263,085           389,394           196,342           214,739
                                                          -----------       -----------       -----------       -----------
                                                            6,097,542         8,078,659         3,704,864         5,168,800
                                                          -----------       -----------       -----------       -----------

    Operating (loss)                                         (337,374)         (627,045)         (417,057)         (649,344)
                                                          -----------       -----------       -----------       -----------

NONOPERATING INCOME
   Income from change in accounting estimates                 169,846                --                --                --
   Realized gains on marketable securities                     68,890           231,116           122,795            73,711
   Dividend income                                              2,267             3,771             3,672             4,700
   Unrealized gain (loss) on marketable securities           (151,512)          248,949           233,075           (18,062)
   (Loss) on sale of property and equipment                    (8,969)               --                --                --
                                                          -----------       -----------       -----------       -----------
                                                               80,522           483,836           359,542            60,349
                                                          -----------       -----------       -----------       -----------

      Net (loss) before provision for income taxes           (256,852)         (143,209)          (57,515)         (588,995)

PROVISION FOR INCOME TAXES
   Benefit from net operating loss carryforward                    --           142,818                --           122,908
                                                          -----------       -----------       -----------       -----------

      Net (loss) before extraordinary (loss)                 (256,852)             (391)          (57,515)         (466,087)

EXTRAORDINARY (LOSS)
      (Loss) from change in accounting estimates                   --                --                --        (1,061,663)
                                                          -----------       -----------       -----------       -----------

      Net (loss)                                          $  (256,852)      $      (391)      $   (57,515)      $(1,527,750)
                                                          ===========       ===========       ===========       ===========

See notes to financial statements.

                             STEWART FINANCE COMPANY
                       STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                   Additional
                                       Common        Paid-In        Accumulated
                                       Stock         Capital          Deficit             Total

Balance, December 31, 1997             $10,000      $ 976,315       $  (484,019)      $   502,296

Reclassification of S-Corporation
   Retained Earnings                         0       (484,019)          484,019                 0

Net (loss)                                   0              0              (391)             (391)
                                       -------      ---------       -----------       -----------

Balance, December 31, 1998              10,000        492,296              (391)          501,905

Net (loss)                                   0              0        (1,527,750)       (1,527,750)
                                       -------      ---------       -----------       -----------

Balance, June 30, 1999                 $10,000      $ 492,296       $(1,528,141)      $(1,025,845)
                                       =======      =========       ===========       ===========

See notes to financial statements.

                             STEWART FINANCE COMPANY
                            STATEMENTS OF CASH FLOWS


                                                      December 31,      December 31,         June 30,           June 30,
                                                          1997              1998               1998               1999
                                                                                           (Unaudited)        (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
   Net cash received on customers loans              $  4,194,236       $  6,959,913       $  3,722,374       $ 3,926,154
   Cash paid to suppliers and employees                (5,070,644)        (6,014,501)        (3,033,877)       (3,731,874)
   Dividends received                                       2,267              3,771              3,672             4,700
   Cash paid for investments                          (21,731,076)       (15,369,744)       (15,179,384)       (5,710,270)
   Cash received from sale of investments              20,622,768         16,877,047         16,444,476         5,621,023
   Interest paid                                       (1,133,150)        (1,828,157)          (696,680)       (1,035,501)
                                                     ------------       ------------       ------------       -----------

     Net cash provided by (used in)
       operating activities                            (3,115,599)           628,329          1,260,581          (925,768)
                                                     ------------       ------------       ------------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of certificates of deposit                    67,746           (660,967)          (609,750)          240,159
   Proceeds from sale of property and equipment            22,867                 --                 --                --
   Disbursements for start up costs                      (150,000)          (863,663)                --                --
   Disbursements for goodwill                             (90,358)           (99,640)            (7,497)               --
   Net payments to affiliated company                  (2,606,601)        (2,644,267)        (1,903,473)       (1,749,997)
   Purchases of property and equipment                   (787,117)          (767,374)          (457,398)         (471,844)
                                                     ------------       ------------       ------------       -----------

     Net cash (used in) investing activities           (3,543,463)        (5,035,911)        (2,978,118)       (1,981,682)
                                                     ------------       ------------       ------------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net receipts from related parties                      142,001           (538,418)           666,189         1,609,983
   Proceeds from credit line                           18,000,000         18,000,000         18,000,000         9,000,000
   Disbursements on credit line                       (18,000,000)       (16,500,000)       (18,000,000)       (9,000,000)
   Proceeds from senior demand notes                    1,195,125          1,642,605            667,758         1,709,833
   Disbursements on senior demand notes                (1,092,905)        (1,512,230)          (752,315)       (1,364,134)
   Proceeds from subordinated debentures                5,966,837          6,153,960          3,423,879         1,145,740
   Disbursements on subordinated debentures            (1,581,895)        (5,168,165)        (1,146,845)       (1,383,624)
   Net receipts from margin loans                         418,190           (433,652)          (675,515)           38,054
   Proceeds from issuance of long-term debt            12,512,151         14,429,924          6,029,924         6,650,000
   Payments on long-term debt                         (10,846,662)       (13,391,986)        (7,274,474)       (6,803,113)
   Proceeds from issuance of preferred stock                   --          3,347,500                 --            27,000
                                                     ------------       ------------       ------------       -----------

     Net cash provided by financing activities          6,712,842          6,029,538            938,601         1,629,739
                                                     ------------       ------------       ------------       -----------

Net increase (decrease) in cash                            53,780          1,621,956           (778,936)       (1,277,711)

Cash, beginning of year                                 1,919,750          1,973,530          1,973,530         3,595,486
                                                     ------------       ------------       ------------       -----------

Cash, end of year                                    $  1,973,530       $  3,595,486       $  1,194,594       $ 2,317,775
                                                     ============       ============       ============       ===========

See notes to financial statements.

                             STEWART FINANCE COMPANY
                            STATEMENTS OF CASH FLOWS


                                                       December 31,       December 31,       June 30,          June 30,
                                                            1997             1998              1998              1999
                                                                                            (Unaudited)       (Unaudited)

RECONCILIATION OF NET (LOSS) TO NET CASH
   PROVIDED BY (USED IN) OPERATING ACTIVITIES
   Net (loss)                                           $  (256,852)      $      (391)      $   (57,515)     $ (1,527,750)
                                                        -----------       -----------       -----------      ------------
   Non-cash items included in net income:
      Change in accounting estimate                        (169,846)               --                --         1,061,663
      Loss on sale of asset                                   8,969                --                --                --
      Realized gains on marketable securities               (68,890)         (231,116)         (122,795)          (73,711)
      Unrealized gain (loss) on
        marketable securities                               151,512          (248,949)         (233,075)           18,062
      Depreciation and amortization                         263,085           389,394           196,342           214,739
   Changes in assets; (increase) decrease in:
      Finance receivables, net                           (1,575,241)         (491,648)          434,567          (593,302)
      Prepaid expenses                                      (17,009)          (15,659)         (102,579)          (29,553)
      Refundable income taxes                                    --          (142,818)               --          (122,908)
      Deposits                                                1,607           (20,874)          (17,272)           (2,000)
      Trading investments                                (1,108,309)        1,507,303         1,265,092           (89,247)
      Other current assets                                 (160,092)           14,168           164,961            13,165
      Repossessed assets                                      9,309                --                --                --
   Changes in liabilities; increase (decrease) in:
      Due to customer                                      (360,946)         (439,054)         (439,054)               --
      Accounts payable                                     (263,776)           50,638           (28,663)          (33,747)
      Accrued expenses                                      430,880           257,335           200,572           238,821
                                                        -----------       -----------       -----------      ------------

         Total adjustments                               (2,858,747)          628,720         1,318,096           601,982
                                                        -----------       -----------       -----------      ------------

Net cash provided by (used in)
  operating activities                                  $(3,115,599)      $   628,329       $ 1,260,581      $   (925,768)
                                                        ===========       ===========       ===========      ============

See notes to financial statements.

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         Nature of business:

         Stewart Finance Company ("the Company") was formed on October 22, 1984 for the purpose of providing short-term lending services to the general public, and selling insurance coverages related to the loans. These loans are generally collateralized by personal property of the borrower.

         The Company operated twenty-one offices located in nineteen Georgia cities during 1998 and nineteen offices located in seventeen cities during 1997. During the 1999, the Company operated twenty-two offices in twenty locations.

         Significant accounting policies:

         Finance Receivables:

         Finance receivables that management has the intent and ability to hold until payoff or maturity are reported at their outstanding unpaid balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

         Allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Consumer loans are charged off when they are 240 days past due.

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1.  MATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING
         POLICIES - Continued

         Income recognition:

         The Company uses the rule of 78's method to recognize interest and the straight-line method to recognize insurance commissions on loans that have precomputed charges included in the loan balance. The use of the effective interest method would not have a material effect on the income recognized by the Company due to the majority of loans being short term. The use of the straight line method for insurance commissions is not materially different from recognizing the revenue in proportion to the insurance protection provided due to the short term nature of the loans. The unearned portions of these charges are combined on the Balance Sheet in Finance Receivables, net and reflected in Note 3.

         The commission income from the sale of auto club memberships is recognized using the straight line method. The unearned portion of these charges are combined on the Balance Sheet in Finance Receivables, net and reflected in Note 3.

         Cash and cash equivalents:

         For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         Trading investments:

         The Company's marketable securities that are bought and held principally for the purpose of selling them in the near future are classified as trading investments. Trading investments are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings. Realized gains are computed using the average cost method.

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING
         POLICIES - Continued

         Credit losses:

         Provisions for credit losses are charged to expense in amounts sufficient to maintain the allowance at a level considered adequate to cover potential losses as estimated by management.

         Loans are written off directly to the provision for credit losses when deemed uncollectible by management.

         Loan origination fees and costs:

         Loan origination fees and costs are recognized at the inception of the loan. Because loan fees are not significant and the majority of loans have maturities of one year or less, the results on operations are not materially different than the results which would be obtained by amortizing these costs over the life of the loan as required by generally accepted accounting principles.

         Goodwill:

         Branch office location purchase price allocations in excess of net tangible assets acquired are recorded as goodwill and amortized on a straight-line basis over 15 years.

         Property and equipment:

         Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING
         POLICIES - Continued

         Income taxes:

         The Company, with the consent of its stockholder, elected to issue a secondary class of capital stock during 1998. In accordance with Internal Revenue Service regulations, the Company will no longer be treated as an S-Corporation beginning with the year ended December 31, 1998. For the year ended December 31, 1998, the Company had a net operating loss. The tax benefit resulting from this loss has been included in these financial statements.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. Actual results may differ from those estimates. Changes to estimates are recognized in the year in which the revisions are determined.

         Unaudited Interim Period:

         The unaudited interim financial statements for the six month periods ended June 30, 1998 and 1999 have been prepared on the same basis as the Company's audited financial statements as of and for the year ended December 31, 1998. In the opinion of management, all adjustments, consisting of normal, recurring accruals, necessary to present fairly the financial position of the Company at June 30, 1998 and 1999, and the results of operations and cash flows for the six month periods ended June 30, 1998 and 1999 were properly completed. The results of operations for the six month period ended June 30, 1999 are not necessarily indicative of the results expected for the year ended December 31, 1999.

Note 2.  TRADING INVESTMENTS

         Trading investments consisted exclusively of common stock at December 31, 1997 and 1998. The market value of these securities were $1,473,311 and $446,073 as compared to the cost

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 2.  TRADING INVESTMENTS - Continued

         basis of $1,706,386 and $429,332 at December 31, 1997 and 1998,
         respectively. The market value of the securities at June 30,1999 was $590,969 with a cost basis of $593,156.

         At December 31, 1997 and 1998, the Company had borrowed $675,515 and $241,863, respectively, on a margin account secured by trading investments. At June 30, 1999, The Company had borrowed $279,917 on a margin account secured by trading investments.

Note 3.  FINANCE RECEIVABLES

         Finance receivables consisted of the following:

                                                  December 31,      December 31,        June 30,
                                                      1997              1998              1999
                                                                                      (Unaudited)

         Gross finance receivables                $ 8,596,263       $ 9,197,662       $ 9,779,825
         Allowance for credit losses                 (264,430)         (279,784)         (283,599)
         Unearned interest, auto club income
            and insurance premiums                   (544,559)         (638,957)         (624,003)
                                                  -----------       -----------       -----------
         Finance receivables, net                 $ 7,787,274       $ 8,278,921       $ 8,872,223
                                                  ===========       ===========       ===========

Note 4.  RELATED PARTY TRANSACTIONS

         Advances to related parties consist of noninterest bearing advances made to affiliated companies and other related parties. Advances consisted of the following:

                                                  December 31,      December 31,        June 30,
                                                      1997              1998              1999
                                                                                      (Unaudited)


         Loans to related parties                 $   824,669       $ 1,363,087       $       --
                                                  ===========       ===========       ==========

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 4.  RELATED PARTY TRANSACTIONS - Continued

         Related party receivable balances consist of the following:


                                                  December 31,    December 31,    June 30,
                                                      1997            1998          1999
                                                                                 (Unaudited)

         Finance receivables                      $ 343,500        $197,692        $182,835
                                                  =========        ========        ========

Related party payable balances consist of the following:

                                                 December 31,    December 31,       June 30,
                                                     1997            1998            1999
                                                                                  (Unaudited)

         Debentures                                 $32,995        $ 14,329        $ 14,329
                                                    =======        ========        ========

         Senior demand notes                        $    --        $140,816        $206,129
                                                    =======        ========        ========

         Note payable, related party                $ 7,501        $  7,501        $  7,531
                                                    =======        ========        ========

         Loan from related party                    $    --        $     --        $246,866
                                                    =======        ========        ========

         The Company pays rent to its majority stockholder on a month-to-month basis for its home office location. Total rent paid relating to this arrangement was $22,315 for the years ended December 31, 1997 and 1998 and $15,391 for the period ended June 30, 1999.

         The Company provides funding and accounting services for Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. and Stewart Finance Company of Illinois, Inc. The funding includes funds for operations and loan funding. At December 31, 1997 and 1998 the Company was owed $4,174,970 and $6,635,140, respectively, for these services and cash advances. At June 30, 1999 the Company was owed $8,385,137. Stewart Finance Company, Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. and Stewart Finance Company of Illinois, Inc. are owned by the majority

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 4.  RELATED PARTY TRANSACTIONS - Continued

         shareholder of the company. The amounts due from affiliates are carried at cost.

Note 5.  SENIOR DEMAND NOTES

         Senior demand notes are unsecured obligations which are payable on demand. The interest rate payable on senior demand notes is a variable rate, adjusted periodically by the Company. The range of interest rates as of December 31, 1997 and 1998 and as of June 30, 1999 was 7.0% to 10.5%.

Note 6.  DEBENTURES

         Debentures reflect subordinated debt of the Company and consist of variable rate debentures which mature at three, six, twelve, eighteen, twenty-four or forty-eight months after the date of issue. The Company has the option of redeeming debentures prior to maturity for 100% of the principal plus any unpaid interest to date of the redemption. The Company has followed a policy of allowing debenture holders to redeem their notes at any time. The range of interest rates as of December 31, 1997 and 1998 and as of June 30, 1999 was from 7% to 11%.

         Aggregate maturities of debentures are as follows:

                     December 31,       December 31,         June 30,
                         1997               1998               1999
                                                           (Unaudited)

         1998        $   846,965        $        --        $        --
         1999          2,002,336            943,057                 --
         2000          4,187,110          2,167,437          1,819,720
         2001          3,841,424          4,483,416          3,116,883
         2002                 --          4,269,720          4,246,193
         2003                 --                 --          2,442,950
                     -----------        -----------        -----------

                     $10,877,835        $11,863,630        $11,625,746
                     ===========        ===========        ===========

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 7.  NOTE PAYABLE, LONG-TERM

         Note payable, funding company represents a revolving credit line with a lender which provides for collateralized working capital borrowings. Borrowings are based upon an asset formula involving finance receivables, with maximum borrowings limited to $7,000,000. The revolving credit line is collateralized by substantially all of the Company's and its affiliates' assets and a personal guarantee of the Company's majority shareholder.

         Interest on all borrowings is at prime plus 3% through maturity on January 31, 2001. The credit line is subject to compliance with certain restrictive covenants related to the Company and its affiliates, including a leverage ratio and a minimum net income of $1. As of December 31, 1997 and 1998, the affiliated companies as a whole had net income in excess of $1.

         Long-term debt consisted of the following:

                                                      December 31,     December 31,     June 30,
                                                          1997             1998            1999
                                                                                       (Unaudited)
         Revolving credit line to a lender,
           monthly interest installments
           through January, 2001 at
           the prime rate plus 3%.                     $ 5,425,000      $6,500,000      $6,350,000

         Note payable to bank, due in
           monthly installments of $2,944
           through January, 1999, including
           interest at 9.5%, collateralized by
           the building at the Union Point,
           Georgia location, owned by the
           majority stockholder, and the
           assignment of a life insurance
           policy on the majority stockholder.              36,215           3,113              --

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 7.  NOTE PAYABLE, LONG-TERM - Continued

         Note payable to bank, due in
           monthly installments of $332,
           through September, 1998,
           including interest at 7.0%                               3,467                  --                      --

         Note payable to bank, due in
           monthly installments of $380,
           through February, 1998, including
           interest at 8.9% collateralized
           by an automobile                                           493                   --                     --

         Note payable to insurance company,
           principal due October, 2000,
           interest paid quarterly at prime,
           collateralized by a security
           interest in borrower's insurance
           commissions and other amounts owed
           to the Company by the lender.                          750,000              750,000                750,000
                                                              -----------           -----------           -----------
                                                                6,215,175            7,253,113              7,100,000
           Less current maturities                                (40,175)            (753,113)              (750,000)
                                                              -----------           -----------           -----------
                                                              $ 6,175,000           $ 6,500,000           $ 6,350,000
                                                              ===========           ===========           ===========

         Aggregate maturities of long-term debt at December 31, 1998 and 1997, were as follows:

                                                              December 31,          December 31,           June 30,
                                                                  1997                  1998                 1999
                                                                                                          (Unaudited)

                  1998                                        $    40,175           $        --           $        --

                  1999                                            750,000               753,113                    --
                  2000                                                 --                    --               750,000
                  2001                                          5,425,000             6,500,000             6,350,000
                                                              -----------           -----------           -----------
                                                              $ 6,215,175           $ 7,253,113           $ 7,100,000
                                                              ===========           ===========           ===========

           For the years ended December 31, 1997 and 1998 and the period ended June 30, 1999, all interest incurred was expensed.

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 9.  LEASE COMMITMENTS

         The Company leased office space at twenty one locations during 1999, twenty one locations during 1998, and nineteen locations during 1997. Five of the locations were leased on a month to month basis totaling $2,645 per month during the years ended December 31, 1997 and 1998 and $2,713 during the period ended June 30, 1999.

         Future minimum lease payments for the remaining locations are as follows:


                         December 31,    December 31,      June 30,
                             1997            1998           1999
                                                         (Unaudited)

               1998        $171,024        $     --        $     --
               1999          81,715         216,933              --
               2000          27,925         102,251         248,884
               2001          19,000          58,366         200,176
               2002              --          21,223          74,103
               2003              --              --           8,297
                           --------        --------        --------
                           $299,664        $398,773        $531,460
                           ========        ========        ========

Note 10. CONCENTRATION OF CREDIT RISK

         The Company's deposits with financial institutions were $14,995 and $206,035, respectively, in excess of federally insured limits at December 31, 1997 and 1998 and $1,185,002 at June 30, 1999.

Note 11. PREFERRED STOCK

         The Company has authorized 10,000,000 shares of $.001 par preferred stock. During 1998, the Company issued 33,475 shares of preferred stock with a redemption price of $100 per share and a redemption value of $3,347,500. During 1999, the Company issued 270 shares of preferred stock with a redemption price of $100 per share and a redemption value of $27,000. Holders of the preferred stock have rights to annual dividends per share of $11.

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 12. PROFIT SHARING PLAN

         The Company sponsors a defined contribution profit sharing plan covering substantially all full time employees. Contributions are decided by the board of directors each year. The Company contributed $15,214 and $9,655, respectively, to the plan during the years ended December 31, 1997 and 1998. The Company had $12,821 contributions during the period ended June 30, 1999.

Note 13. LINE OF CREDIT

         The Company had a line of credit with a local bank that accrues interest at the prime rate. The line of credit had a balance as follows:

                                               December 31,      December 31,        June 30,
                                                  1997              1998               1999
                                                                                   (Unaudited)

         Credit line payable                   $   800,000       $ 1,500,000       $ 1,500,000
                                               ===========       ===========       ===========

Note 14. REIMBURSEMENT INCOME

         The Company's home office location is responsible for the administration and operation of Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc., Stewart Finance Company of Illinois, Inc. and Smith Filing Service, Inc. The expenses related to the operations of the related companies are allocated based on the average outstanding customer loan balances during the year.

         The Company had reimbursement income as follows:

                                               December 31,      December 31,        June 30,
                                                  1997              1998               1999
                                                                                   (Unaudited)


         Reimbursement income                  $   867,699       $ 2,476,089       $ 1,452,004
                                               ===========       ===========       ===========

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS



Note 15. REFUNDABLE INCOME TAXES

         The Company had refundable income taxes from taxable losses. Refundable Federal and state income taxes as follows:

                                               December 31,      December 31,
                                                  1998              1999                 Total
                                                                 (Unaudited)


         Federal                               $   121,395        $   90,845          $  212,240
         State                                      21,423            32,063              53,486
                                               -----------        ----------          ----------

                                               $   142,818        $  122,908          $  265,726
                                               ===========        ==========          ==========

         The net operating loss of $534,384 expires during the year ended December 31, 2013.

Note 16. SEGMENT INFORMATION


         The Company does not have separate segments that meet the criteria for separate reportable segments according to SFAS 131. The income and operating expenses related to the financing of small loans to consumers are the majority of all of the income and expenses for the Company.



Note 17. CHANGE IN ACCOUNTING ESTIMATES


         Effective January 1, 1997, the Company extended the estimated service lives of property and equipment assets. The effect of this change of $169,846 was recognized in the year ended December 31, 1997. The change will not affect future periods.


Note 18. SUBSEQUENT EVENTS


         During 1999, the Company's majority shareholder exchanged each share of the outstanding common stock of the Company for one share of Stewart Finance Company Holdings, Inc.

         The Company plans to file a Rescission Registration Statement with respect to outstanding debentures and preferred stock in 1999 with the Securities and Exchange Commission. Stewart Finance Company Holdings, Inc. plans to file a Registration

                             STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS




Note 18. SUBSEQUENT EVENTS - Continued


         for its issuance of debentures and preferred stock in 1999. The expected result is to allow Stewart Finance Company Holdings, Inc. to issue debentures and preferred stock on an interstate basis rather than Stewart Finance Company issuing debenture and preferred stock on an intrastate basis.

         INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL INFORMATION





To the Stockholder
Stewart Finance Company
Union Point, Georgia

Our audit was performed for the purpose of forming an opinion on the financial statements as of December 31, 1998 taken as a whole. The supplemental information on page 22 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the financial statements as of December 31, 1998 and for the year then ended and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.




Atlanta, Georgia                                Pechter & Associates, P.C.
March 8, 1999, except as to Note 1
which is as of August 11, 1999

                             STEWART FINANCE COMPANY
                SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES


                                   December 31,       December 31,          June 30,            June 30,
                                       1997              1998                 1998                 1999
                                                                           (Unaudited)         (Unaudited)

Auto expenses                     $    92,257         $    95,143         $    41,321         $    52,790
Advertising                           105,505             185,162              48,311              88,000
Bank charges                          202,204             113,984              53,307              80,966
Cash (over) and short                  (1,567)             (2,803)             (5,694)             (5,482)
Charitable contributions                1,707               3,736               3,576               1,837
Commissions                             2,706               2,417                  --              14,551
Consulting                              8,775              66,315              30,865               5,835
Contract labor                         62,916             155,400              46,777              86,820
Credit reports                         48,591              76,755              35,935              50,390
Dues and subscriptions                 52,893              48,974              18,144              15,163
Equipment rental                       90,148              87,864              43,807              37,858
Employee benefits                      15,214               9,655               9,655              12,821
Insurance - business                   73,206              95,525              51,756              35,113
Insurance - health                    144,518             206,995              97,848              93,738
Insurance - officer's life             28,961              29,759              15,070              14,688
Legal and professional                160,575             267,456              97,519             342,561
Meals and entertainment                62,012              72,994              32,668              42,568
Miscellaneous                          16,233              27,485              24,971               3,101
office supplies                       191,647             299,179             172,876             125,651
Postage and delivery                  181,406             302,605             154,189             151,398
Referral fees                          30,820              55,169              28,531              12,322
Rent                                  222,112             268,273             146,914             177,917
Repairs and maintenance                40,705             100,854              45,268              73,214
Taxes - payroll                       201,554             214,137             104,640             116,515
Taxes - state loan                     18,070              21,089               9,260              11,644
Taxes and licenses                     91,973             127,124              58,253             106,287
Telephone                             211,579             248,107             132,713             141,667
Travel and convention                  45,893              87,338              51,055              72,683
Utilities                              95,040             134,281              63,218              63,628
                                  -----------         -----------         -----------         -----------

                                  $ 2,497,653         $ 3,400,972         $ 1,612,753         $ 2,026,244
                                  ===========         ===========         ===========         ===========

================================================================================



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH THIS DOCUMENT REFERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.


                             -----------------------




                                                  TABLE OF CONTENTS
                                                                                                                  Page
                                                                                                                  ----
Prospectus Summary..............................................................................................    3
Summary Financial Data...........................................................................................   4
Risk Factors...................................................................................................     5
Cautionary Statement About Forward-Looking
  Statements................................................................................................        9
The Rescission Offer..........................................................................................     10
Selected Financial and Operations Data........................................................................     15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations...............................................................................................     16
Business......................................................................................................     22
Dividend Policy .............................................................................................      29
Management....................................................................................................     30
Principal Shareholders........................................................................................     32
Certain Transactions..........................................................................................     33
Description of Capital Stock..................................................................................     35
Description of Subordinated Debentures........................................................................     37
Description of Senior Demand Notes............................................................................     40
Description of Finova Credit Facility.........................................................................     42
Description of Community Bank & Trust
  Credit Facility.............................................................................................     44
Legal Matters.................................................................................................     46
Experts......................................................................................................      46
Additional Information.......................................................................................      46
Index to Financial Statements................................................................................     F-1



                                  -------------


                            STEWART FINANCE COMPANY

                                RECISSION OFFER


                          $921,824 Senior Demand Notes


                      $12,421,245 Subordinated Debentures

                   33,475 Shares of Series A Preferred Stock

                                  -------------

                                   PROSPECTUS

                                  -------------



                              _____________, 1999



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant has, pursuant to the authority granted in Section 14-2-851 of the Official Code of Georgia Annotated, agreed to indemnify any officer or director of the Registrant against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by him in any action, suit or proceeding brought or threatened to be brought against him by reason of the fact that he is or was an officer or director of the Registrant if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.,245 Subordinated Debentures

ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.



Securities and Exchange Commission registration fee............................................              $4,640
Printing and Engraving Costs...................................................................                   *
Accounting Fees and Expenses...................................................................                   *
Legal Fees and Expenses (excluding Blue Sky)...................................................                   *
Blue Sky Fees and Expenses.....................................................................                   *
Miscellaneous.................................................................................                    *
                                                                                                     --------------
      Total....................................................................................      $            *
                                                                                                     ==============


---------------------
* To be supplied by amendment. All amounts are estimated except for the SEC registration fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


      All of the securities of Stewart Finance Company were offered in unregistered transactions. Although Stewart Finance Company believes it complied with the exemption from the federal registration requirements provided by
Section 3(a)(11) in connection with the offer and sale of its securities, the use of an impermissible amount of the proceeds from the sale of such securities outside of the State of Georgia may render such registration exemption unavailable. Accordingly, Stewart Finance Company is undertaking this rescission offer. All of Stewart Finance Company's securities were issued under an exemption from the registration requirements of the Georgia Securities Act provided by Section 10-5-8(6) thereof, which exempts from registration any security issued by an industrial loan association organized and supervised under the laws of the State of Georgia. Stewart Finance Company believes it fully satisfied this exemption in connection with its offer and sale of securities.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)  Exhibits:

           The following exhibits are filed herewith and made a part hereof:



Exhibit
Number                Description
------                -----------

3.1              Articles of Incorporation of the Registrant, as amended
3.2              Bylaws of the Registrant
4.1        **    Specimen certificate for the Registrant's Preferred Shares
4.2              Form of Subordinated Debenture (on or prior to 4/1/98)
4.3              Form of Subordinated Debenture (after 4/1/98)
4.4              Form of Senior Demand Note (on or prior to 2/19/98)
4.5              Form of Senior Demand Note (after 2/19/98)
4.6         *    Senior Demand Note of John B. Stewart, Jr., dated December 15, 1989
4.7         *    Senior Demand Note of Stewart Insurance, Ltd., Dated July 18, 1995
4.8         *    Senior Demand Note of J&J Reinsurance, Ltd., dated February 26, 1999
4.9         *    Promissory Note of Richard Stewart, dated July 12, 1989
5.1              Opinion of Holland & Knight LLP
10.1        *    Finova Capital Corporation Credit Agreement
10.2        *    Community Bank and Trust Credit Agreement
10.3        *    Profit Sharing -- 401(k) Plan
10.4        *    Risk Sharing Agreement among Voyager Life and Health Insurance Company and
                 Stewart Insurance, Ltd.
23.1             Consent of Holland & Knight LLP (included in Exhibit 5.1 of this
                 Registration Statement)
23.2        *    Consent of Pechter & Associates, P.C.
24.1        *    Power of Attorney (included on the signature page of this Registration Statement)
27.1        *    Financial Data Schedule (for SEC use only)
99.1        *    Form of Letter of Election

----------------------

*   Filed with Amendment No. 1

**  To be filed by Amendment

      (b)  Financial Statement Schedules

      All financial statement schedules are omitted because they are inapplicable or the requested information is either immaterial or shown in the Registrant's financial statements or notes thereto.

ITEM 28.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by ss. 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and (iv) to file weekly with the Securities and Exchange Commission a Rule 424(b)(2) prospectus supplement setting forth the established features (as defined in the prospectus).

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union Point, State of Georgia, on the 3rd day of November, 1999.


                                        STEWART FINANCE COMPANY



                                        By:  /s/ John B. Stewart, Jr. *
                                           -------------------------------------
                                             John B. Stewart, Jr., President




                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that John B. Stewart, Jr., being a director and officer, of Stewart Finance Company (the "Company"), a Georgia corporation, by his signature below, hereby constitutes and appoints Jeffery L. Smith, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite, necessary and advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.





                         Signature                                            Title                      Date
                         ---------                                            -----                      ----


                                                               President and Sole Director
By: /s/ John B. Stewart, Jr. *                                 (Principal Executive Officer)      November 3, 1999
   --------------------------------------------------------
     John B. Stewart, Jr., President





    /s/ Jeffery L. Smith                                       Vice President                     November 3, 1999
   --------------------------------------------------------    (Principal Financial and
    Jeffery L. Smith                                           Accounting Officer)




* By Jeffery L. Smith, attorney-in-fact, pursuant to the power of attorney included on signature page initially filed with the Registration Statement.